                                                                                                                                                                                         Exhibit 2.1
EXECUTION DOCUMENT

PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June 8, 2015, by and among MATTHEWS INTERNATIONAL CORPORATION, a Pennsylvania corporation ("Parent"), THE YORK GROUP, INC., a Delaware corporation ("Buyer"), AURORA PRODUCTS GROUP, LLC, a Delaware limited liability company (the "Company"), each of the Persons listed on Annex A to this Agreement (each, a "Seller," and collectively, the "Sellers"), and KOHLBERG MANAGEMENT VII, L.P., in its capacity as the Sellers' Representative (the "Sellers' Representative").  Capitalized terms used herein are defined in the text.
RECITALS
WHEREAS, as of the date hereof, the Sellers (other than the Blocker Sellers) are the record owners of the outstanding Class A Interests set forth on Annex A hereto (the "Seller Class A Interests");
WHEREAS, the Blocker Sellers own, respectively, 100% of the outstanding capital stock (the "Blocker Shares"), respectively, of each of KACC TE Acquisition Corp. and KACC TE-B Acquisition Corp. (each a "Blocker" and collectively the "Blockers");
WHEREAS, as of the date hereof, the Blockers are the record owners of the Class A Interests set forth on Annex A hereto (the "Blocker Class A Interests") which together with the Seller Class A Interests represent 100% of the outstanding Class A Interests);
WHEREAS, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers, all of the Seller Class A Interests and Blocker Shares (together, the "Seller Interests") upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, immediately following the consummation of the transactions contemplated herein, Buyer will be the record and beneficial owner of (x) all of the Class A Interests of the Company other than the Class A Interests held by the Blockers and (y) all of the equity interests in the Blockers.
NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:
AGREEMENT
ARTICLE I
PURCHASE AND SALE OF SELLER INTERESTS
1.01.            Purchase and Sale of Seller Interests.
On the Closing Date, the Sellers will sell to Buyer and Buyer will purchase and receive from the Sellers, all of the Sellers' rights, title and interest in and to the Seller Interests, free and clear of all Liens except (i) Permitted Liens against such Seller Interests all of which will be discharged on or prior to the Closing Date, (ii) Liens on transfer imposed under applicable securities laws and (iii) Liens created by Buyer's or its Affiliate's acts.
1.02.            Closing.  The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cohen & Grigsby, P.C., 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222 on the third (3rd) Business Day following the satisfaction or, to the extent permitted by law, waiver of each of the conditions set forth in Sections 6.01 and 6.02 (other than those conditions that are by their nature to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing), or at such other place or on such other time or date as the parties may mutually agree in writing.  The date on which the Closing actually takes place is referred to in this Agreement as the ("Closing Date") and the transactions contemplated by this Agreement shall be deemed effective at 11:59 p.m. EST on the Closing Date.
1.03.            Purchase Price.
(a)            Subject to the adjustments (if any) set forth in Section 1.04, in full consideration for the transfer of the Seller Interests and the Option Cancellation, at the Closing, Buyer shall pay to the Sellers and the Optionholders an aggregate amount equal to (the "Estimated Purchase Price"):
(1)	$214,000,000.00;
(2)	plus the amount by which Estimated Working Capital exceeds the Working Capital Target, if any;
(3)	minus Estimated Company Indebtedness;
(4)	minus Estimated Company Transaction Expenses;
(5)	minus the amount by which the Working Capital Target exceeds the Estimated Working Capital, if any; and
(6)	minus the Seller Reserve Amount.
At least three (3) Business Days prior to the Closing, the Sellers' Representative shall deliver to Buyer a schedule (the "Disbursement Schedule") that sets forth (i) the name of each Seller and Optionholder, (ii) the calculation of the portion of the Estimated Purchase Price to be paid to such Person at the Closing, (iii) wire transfer instructions (or other applicable payment instructions) for the payments to be made to such Person, and (iv) the resulting Stakeholder Transaction Percentage and the Seller Transaction Percentage of each such Person.
(b)            Buyer hereby agrees to pay on the Closing Date: (u) to the Sellers' Representative, the Seller Reserve Amount; (v) to the parties to whom such amounts are owed, the Estimated Company Indebtedness set forth on Schedule 1.03(b)(v) (the "Repaid Indebtedness"); (w) to the parties to whom such amounts are owed, the Estimated Company Transaction Expenses; and (x) to each Seller and Optionholder (or the Company for further  payment to the Optionholders), the portion of the Estimated Purchase Price set forth opposite such Person's name on the Disbursement Schedule, by wire transfer or delivery of other immediately available funds; provided, however, that with respect to each Option, the amount paid to an Optionholder shall be reduced by all applicable Withholding Amounts, if any, with respect to the exercise of or cancellation and payment with respect to the underlying Option in accordance with Section 1.07.
(c)            The Sellers and Optionholders may be entitled to receive additional consideration in accordance with Schedule 1.03(c).
1.04.            Working Capital; Post-Closing Adjustment; Cash and Cash Equivalents.
(a)            "Working Capital" is defined as set out on Schedule 1.04(a), and Estimated Working Capital will be prepared according to the methodology set out in Section 1.04(b).  The Working Capital Target ("Working Capital Target") is Thirty Four Million Two Hundred Thousand Dollars ($34,200,000).  At least three (3) Business Days prior to the Closing Date, the Sellers' Representative will deliver to Buyer (x) a certificate that the condition set forth on Schedule 6.01(h) has been satisfied and (y) a good faith estimate (the "Estimated Closing Statement") of (i) the Working Capital as of 11:59 p.m. EST on the Closing Date, without giving effect to the transactions contemplated by this Agreement ("Estimated Working Capital"), (ii) the Company Indebtedness as of immediately prior to the Closing without giving effect to the transactions contemplated by this Agreement (the "Estimated Company Indebtedness") and (iii) the Company Transaction Expenses as of immediately prior to the Closing (the "Estimated Company Transaction Expenses"), in each case, on a reasonable basis using the Company's then available financial information.
(b)            Within seventy-five (75) days after the Closing Date, Buyer will prepare and deliver to the Sellers' Representative (i) a consolidated balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet") and (ii) a statement setting forth (A) Working Capital as of 11:59 p.m. EST on the Closing Date, without giving effect to the transactions contemplated by this Agreement, (B) the Company Indebtedness as of immediately prior to the Closing without giving effect to the transactions contemplated by this Agreement and (C) the Company Transaction Expenses as of immediately prior to the Closing, in each case, as determined by reference to the Closing Balance Sheet, together with all reasonable supporting documentation for purposes of understanding and verifying such amounts (such statement shall be referred to herein as the "Proposed Closing Statement").  The Estimated Closing Statement, the Closing Balance Sheet and the Proposed Closing Statement shall be prepared in conformity with (i) the accounting principles, policies, procedures, categorizations and methodologies specifically set forth on Schedule 1.04(a), and (ii) to the extent not inconsistent with clause (i), GAAP.
(c)            The Sellers' Representative will have a period of thirty (30) days after its receipt of the Closing Balance Sheet and the Proposed Closing Statement, together with all reasonable supporting documentation, to review the same and Buyer's calculation of Working Capital, the Company Indebtedness and the Company Transaction Expenses, in each case, as of the Closing and to notify Buyer of any disputes regarding the same (the "Review Period").  As part of such review, the Sellers' Representative and its advisors will have reasonable access during normal business hours to Buyer's work papers and to the books and records on which the Closing Balance Sheet is based; provided that (i) the provision of any information or access pursuant to this Section 1.04 shall be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters requested by the Company's independent auditors in connection with the sharing of their work papers and (ii) nothing in this Section 1.04 shall require any party to disclose information that is subject to legal privilege.
(d)            Prior to the expiration of the Review Period, the Sellers' Representative shall notify Buyer of any objections or proposed changes to the Proposed Closing Statement or the Closing Balance Sheet and the parties shall negotiate in good faith in an effort to resolve any dispute.  If the Sellers' Representative does not notify Buyer of a dispute with respect to the Proposed Closing Statement or the Closing Balance Sheet within the Review Period, such Proposed Closing Statement and Closing Balance Sheet will be final, conclusive and binding on the parties.  If the parties are unable to resolve such dispute within thirty (30) days after Buyer receives notice of the same, the parties shall submit the dispute for resolution to Ernst & Young, LLP or a nationally recognized independent accounting firm who is mutually agreeable and shall not have had a material relationship with the Sellers, Buyer, Parent or any of their respective Affiliates within two years preceding the appointment (the "CPA Firm").  If Buyer and the Sellers' Representative cannot agree on the selection of an independent accounting firm to act as CPA Firm within such time period, Buyer and the Sellers' Representative shall request that the American Arbitration Association appoint an impartial CPA Firm, and such appointment shall be conclusive and binding on the parties.  Buyer and the Sellers' Representative shall use commercially reasonable efforts to cause the CPA Firm to make a determination within twenty (20) days after acceptance of its appointment as CPA Firm, based solely on written submissions by Buyer and the Sellers' Representative and their respective representatives and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Working Capital as of the Closing, the Company Indebtedness as of the Closing and the Company Transaction Expenses as of the Closing which shall be conclusive and binding on the parties.  The CPA Firm shall resolve any such disagreements acting as an expert and not an arbitrator, and its decision shall be final and binding on the parties upon delivery of its written report.  In resolving any disputed item, the CPA Firm (i) shall be bound by the provisions of this Agreement and (ii) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party.  The fees, costs and expenses of the CPA Firm (A) shall be borne by Buyer in the proportion that the aggregate dollar amount of such items so submitted that are successfully disputed by the Sellers' Representative (as finally determined by the CPA Firm) bears to the aggregate dollar amount of such items so submitted and (B) shall be borne by the Sellers and the Optionholders in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Sellers' Representative (as finally determined by the CPA Firm) bears to the aggregate dollar amount of such items so submitted.
(e)            Based on the Working Capital as of the Closing as finally determined (the "Final Working Capital"), the Company Indebtedness as of the Closing as finally determined (the "Final Company Indebtedness") and the Company Transaction Expenses as of the Closing as finally determined (the "Final Company Transaction Expenses"), the Estimated Purchase Price will be adjusted on a dollar-for-dollar basis as follows (the aggregate adjustment, the "Adjustment Amount"): (i) if the Final Working Capital is less than Estimated Working Capital, the Estimated Purchase Price will be decreased by the dollar amount of such shortfall and if Final Working Capital exceeds Estimated Working Capital, the Estimated Purchase Price will be increased by the dollar amount of such excess; (ii) if the Final Company Indebtedness exceeds the Estimated Company Indebtedness, the Estimated Purchase Price will be decreased by the dollar amount of such excess and if the Final Company Indebtedness is less than the Estimated Company Indebtedness, the Estimated Purchase Price will be increased by the dollar amount of such shortfall and (iii) if the Final Company Transaction Expenses exceeds the Estimated Company Transaction Expenses, the Estimated Purchase Price will be decreased by the dollar amount of such excess and if the Final Company Transaction Expenses is less than the Estimated Company Transaction Expenses, the Estimated Purchase Price will be increased by the dollar amount of such shortfall.  Within five (5) Business Days following the determination of the Final Working Capital, the Final Company Indebtedness and the Final Company Transaction Expenses (i) if the Adjustment Amount results in an increase in the Estimated Purchase Price, Buyer will pay to each Seller and Optionholder such Person's Stakeholder Transaction Percentage of the Adjustment Amount, or (ii) if the Adjustment Amount results in a reduction in the Estimated Purchase Price, the Sellers' Representative, on behalf of the Sellers and the Optionholders, will pay to Buyer the Adjustment Amount by bank wire transfer of immediately available funds to an account designated in writing by Buyer.  The Estimated Purchase Price, as finally adjusted by the Adjustment Amount, is referred to as the "Purchase Price."
1.05.            Allocation.
(a)            The Purchase Price (including any liabilities of the Company or other consideration treated as purchase consideration for Income Tax purposes), reduced by a portion of the Purchase Price paid to and other amounts of purchase consideration properly attributable to the purchase of the Blocker Shares, shall be allocated among the assets of the Company (including for purposes of Code Section 751 and 755) in accordance with the procedures set forth in this Section 1.05.  Within 90 days after the Closing Date, Buyer will prepare and deliver to the Sellers' Representative a purchase price allocation schedule (the "Allocation").  The Sellers' Representative will have a period of 30 days after its receipt of the Allocation to review the Allocation and to notify Buyer of any disputes regarding the Allocation.  If the Sellers' Representative does not notify Buyer of a dispute with respect to the Allocation within 30 days after its receipt, the Allocation will be final, conclusive and binding on the parties.  If the parties are unable to resolve such dispute within 30 days after Buyer receives notice of the same, the parties shall submit the dispute for resolution to the CPA Firm.  The CPA Firm shall resolve any such disagreements acting as an expert and not an arbitrator, and its decision shall be final and binding on the parties upon delivery of its written report.  In resolving any disputed item, the fees, costs and expenses of the CPA Firm shall be borne one-half by Buyer and one-half by the Sellers.
(b)            The Sellers' Representative, each Seller, Buyer and the Company Parties shall (i) cooperate to revise the Allocation upon any adjustment to the Purchase Price or purchase consideration for Income Tax purposes, and (ii) use the Allocation for all Tax reporting purposes; but, for the avoidance of doubt, shall not be required to use the Allocation for purposes of GAAP financial statements or any disclosures related thereto.  Buyer and the Sellers agree (i) to file all Tax Returns and determine all Taxes, including all Taxes based on or measured by net income or profits, in accordance with and based upon the Allocation and (ii) not to take any position inconsistent with such allocation in any Tax audit or judicial or administrative proceeding relating to Taxes, unless otherwise agreed by Buyer and the Sellers' Representative or unless otherwise required by any Governmental Authority.
1.06.            Relationship Among the Sellers.
(a)            Each Seller hereby irrevocably appoints the Sellers' Representative as the sole representative of the Sellers to act as the agent and on behalf of such Sellers regarding any matter relating to or under this Agreement, including for the purposes of: (i) making decisions with respect to the determination of Working Capital, Company Indebtedness, and Company Transaction Expenses under Section 1.04; (ii) determining whether the conditions to closing in Article VI have been satisfied and supervising the Closing, including waiving any condition, as determined by the Sellers' Representative, in its sole discretion; (iii) taking any action that may be necessary or desirable, as determined by the Sellers' Representative, in its sole discretion, in connection with the termination of this Agreement in accordance with Section 9.10; (iv) taking any and all actions that may be necessary or desirable, as determined by the Sellers' Representative, in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 9.11; (v) accepting notices on behalf of the Sellers in accordance with Section 9.06 (other than with respect to notice of an indemnity claim made against the Partners Group Sellers); (vi) taking any and all actions that may be necessary or desirable, as determined by the Sellers' Representative, in its sole discretion, in connection with negotiating or entering into settlements and compromises of any disputes relating to the determination of the Adjustment Amount pursuant to Section 1.04 or any claim for indemnification pursuant to Article VIII (other than with respect to an indemnity claim made against the Partners Group Sellers); (vii) executing and delivering, on behalf of the Sellers, any and all notices, documents or certificates to be executed by the Sellers, in connection with this Agreement and the transactions contemplated hereby; and (viii) granting any consent, waiver or approval on behalf of the Sellers under this Agreement.  As the representative of the Sellers under this Agreement, the Sellers' Representative shall act as the agent for all Sellers, shall have authority to bind each such Person in accordance with this Agreement, and Buyer may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon two (2) Business Days' prior written notice to Buyer.  Buyer may conclusively rely upon, without independent verification or investigation, all decisions made by the Sellers' Representative in connection with this Agreement in writing and signed by an officer of the Sellers' Representative.
(b)            Each Seller acknowledges and agrees that the Sellers' Representative shall retain the Seller Reserve Amount for the purpose of paying (x) any fees, costs and expenses incurred by the Sellers' Representative in connection with the performance of its obligations under this Agreement, including making any payments required under Section 1.04 and each of the documents to be executed in connection with the transactions contemplated hereby and (y) any indemnification obligations of the Sellers, to the extent such indemnification obligations are borne pro rata among the Sellers and Optionholders.  Each Seller further acknowledges and agrees that the Sellers' Representative shall have the right, but not the obligation, exercisable in its sole discretion, to distribute to any Seller at any time such Seller's Seller Transaction Percentage of the Seller Reserve Amount upon the delivery by such Seller to the Sellers' Representative (in favor of the Sellers' Representative on behalf of such Seller) of (i) a letter of credit or (ii) such other undertaking, in either case, in support of such Seller's obligations hereunder and with such form and substance acceptable to the Sellers' Representative, in its sole discretion.  Notwithstanding the foregoing, each of the Sellers acknowledges and agrees that there can be no assurances that any of the Seller Reserve Amount will be paid or disbursed to the Sellers.
(c)            The Sellers' Representative shall be entitled to retain counsel and to incur such fees, costs and expenses as the Sellers' Representative deems to be necessary or appropriate in connection with the performance of its obligations under this Agreement and each of the documents to be executed in connection with the transactions contemplated hereby.  The Sellers' Representative shall be reimbursed for all such fees, costs and expenses (including reasonable attorneys' fees, costs and expenses) first from the Seller Reserve Amount and, to the extent that such fees, costs and expenses exceed such amount, then by the Sellers, pro rata in accordance with their respective Seller Transaction Percentages.  All interest accrued on the Seller Reserve Amount shall be paid to, and shall be the property of, the Sellers' Representative.
(d)            Each Seller hereby appoints the Sellers' Representative as such Seller's true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Seller's name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Seller's Seller Interests and the related cancellation of the Options as fully to all intents and purposes as such Seller might or could do in person.
(e)            The Sellers' Representative shall have no liability to Buyer for any default under this Agreement by any other Seller.  Except for intentional fraud on its part, the Sellers' Representative shall have no liability to any other Seller under this Agreement for any action or omission by the Sellers' Representative on behalf of the other Sellers.
1.07.            Treatment of Options.  Immediately prior to the Closing, the Sellers shall cause the Company to take all actions necessary (if any) so all Options then outstanding shall become fully vested and exercisable (whether or not currently exercisable) and, immediately prior to the Closing, each Option not theretofore exercised shall be cancelled without any future liability to Buyer, the Company or any other Person after the Closing, in exchange for the right to receive the payment described in the following sentence.  Subject to the other provisions of this Section 1.07, each holder of an Option that is cancelled pursuant to the preceding sentence shall, in respect of such Option, be entitled to a cash payment in an amount equal to the product of (I) the excess, if any, of (i) the quotient obtained by dividing (A) the Estimated Purchase Price plus the aggregate exercise price of all Options outstanding as of the time of cancellation by (B) the sum of the total number of Class A Interests outstanding as of the Closing (after giving effect to the Option Cancellation) and the number of shares of Class A Interests subject to all Options outstanding at the time of cancellation over (ii) the applicable Exercise Price of each Option, multiplied by (II) the number of shares of Class A Interests underlying such Options. Notwithstanding anything to the contrary in this Agreement, no payment shall be made to any Optionholder pursuant to this Agreement or any ancillary agreement after the fifth anniversary of the Closing Date.
1.08.            Withholding.  Buyer, the Company Parties, and their respective Affiliates, agents and designees, as applicable, shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Seller, Optionholder or any other Person such amounts (the "Withholding Amounts") as Buyer, the Company or any Affiliate, agent or designee thereof is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law and to properly remit such Withholding Amounts to the appropriate Tax or Governmental Authority.  To the extent that such Withholding Amounts are so withheld and paid to the applicable Tax or Governmental Authority, such Withholding Amounts will be treated for all purposes of this Agreement as having been paid to the Person with respect to which such withholding and deduction was made.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as set forth on the corresponding Disclosure Schedules delivered by the Sellers to Parent and Buyer contemporaneously herewith (as the same may be amended as permitted hereby, the "Disclosure Schedules"), each Seller represents and warrants to Parent and Buyer with respect to itself and not as to any other Seller as follows:
2.01.            Organization and Qualification.  Such Seller (other than any Seller who is a natural person) is duly organized, validly existing and in good standing (to the extent such concept is applicable) in the jurisdiction of its incorporation or organization and has all requisite corporate, limited liability company, limited partnership or other power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now conducted.  Such Seller is duly qualified or authorized to do business as a foreign entity and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its business makes such qualification necessary, except to the extent that the failure to be so qualified would not reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.
2.02.            Power and Authority.  Such Seller has all requisite power, authority and legal capacity to own its assets, to conduct its business as conducted as of the signing hereof and to execute, enter into, deliver and perform this Agreement and the other Transaction Documents to which it is or will be a party at or prior to Closing, and to consummate the transactions contemplated hereby and thereby.
2.03.            Execution and Enforceability.  The execution, delivery and performance of this Agreement has been, and on or prior to the Closing Date the other Transaction Documents to which such Seller is a party will be, duly and validly executed and delivered by such Seller and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of such Seller enforceable against it in accordance with their respective terms, assuming the due execution and delivery of this Agreement and such Transaction Documents by each counterparty thereto and except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).
2.04.            No Breach, Default, Violation or Consent.  The execution, delivery and performance by such Seller of the Transaction Documents to which such Seller is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by such Seller with any of the provisions hereof or thereof, do not and will not:
(a)            other than any Seller who is a natural person, violate, conflict with, breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent, authorization, approval, exemption or other action by, any Person under, or give to others any rights of termination or amendment under, such Seller's organizational documents;
(b)            breach, conflict with or otherwise violate any order, doctrine, assessment, arbitration award, ruling, writ, judgment, injunction or decree issued by any Governmental Authority (each a "Governmental Order") which names such Seller, is binding upon or is applicable to such Seller or any of its assets, except in each case as would not reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby;
(c)            breach, conflict with or otherwise violate any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Governmental Order, directive, determination, executive order, restriction or similar pronouncement (each a "Governmental Rule"), except in each case as would not reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby;
(d)            violate, conflict with, breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent, authorization, approval, exemption or other action by, any Person under, or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any Contract to which such Seller is a party or by which its assets are bound;
(e)            result in the creation of a Lien on any asset of such Seller; or
(f)            require any consent, authorization, approval, exemption or other action by, or any filing, notification, registration or qualification with, any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity, including any Governmental Authority (each a "Person"), except in each case as would not reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby, other than such filings and approvals as may be required under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 and the regulations promulgated thereunder (the "HSR Act") or other Competition Laws.
2.05.            Title to Interests.  Schedule 2.05 sets forth such Seller's record ownership of the Seller Interests as of the date hereof.  Other than the Seller Interests listed on Schedule 2.05, such Seller has no other equity interests or rights to acquire equity interests in the Company or the Subsidiaries or the Blockers, if applicable.  Such Seller has good and valid title to the Seller Interests set forth opposite its, his or her name on Schedule 2.05, free and clear of all Liens, except (i) Permitted Liens against such Seller Interests all of which will be discharged on or prior to the Closing Date, (ii) Liens on transfer imposed under applicable securities laws and (iii) Liens created by Buyer's or its Affiliate's acts.  Assuming Buyer has the requisite power and authority to be the lawful owner of the Seller Interests, upon the sale of the Seller Interests to Buyer at the Closing, and upon receipt of the portion of the  Purchase Price payable at the Closing to such Seller pursuant to Section 1.03, good and valid title to the Seller Interests will pass to Buyer, free and clear of any Liens, other than those arising from acts of Buyer or its Affiliates and Liens on transfer imposed under applicable securities laws.
2.06.            Brokers.  No broker, investment banker, financial adviser or other Person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements or any other Contract made by or on behalf of such Seller.
2.07.            Litigation.  Except as set forth in Schedule 2.07, there is no Proceeding pending or, to the knowledge of such Seller, threatened against such Seller or to which such Seller is otherwise a party relating to this Agreement or the Transaction Documents to which such Seller is a party or the transactions contemplated hereby or thereby.
2.08.            Exclusivity of Representations.  The representations and warranties made by such Seller in this Agreement are the exclusive representations and warranties made by such Seller.  Such Seller hereby disclaims any other express or implied representations or warranties.  Such Seller is not, directly or indirectly, making any representations or warranties regarding pro-forma financial information, financial projections or other forward-looking statements of the Company or the Subsidiaries.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BLOCKER SELLERS
Except as set forth on the corresponding Disclosure Schedules, each Blocker Seller represents and warrants to Parent and Buyer, with respect to each Blocker Seller's respective Blocker (and not as to any other Blocker) as follows:
3.01.            Organization and Qualification.  Such Blocker is duly organized, validly existing and in good standing (to the extent such concept is applicable) in the jurisdiction of its incorporation or organization.  Such Blocker is duly qualified to do business as a foreign entity and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its business makes such qualification necessary, except to the extent that the failure to be so qualified would not be materially adverse to such Blocker.
3.02.            Power and Authority.  Such Blocker has all requisite corporate, limited liability company, limited partnership or other power and authority, as applicable, to own, lease and operate its properties and to carry on its business as conducted and to execute, enter into, deliver and perform this Agreement and the other Transaction Documents to which it is or will be a party at or prior to Closing, and to consummate the transactions contemplated hereby and thereby.  The Articles or Certificate of Incorporation and Bylaws (or comparable organizational documents), including all amendments thereto, of such Blocker contained in the documents made available to Buyer are correct and complete and in full force and effect on the date hereof.
3.03.	[Intentionally Omitted]
3.04.	[Intentionally Omitted]
3.05.            Litigation.  There is no Proceeding pending or, to the knowledge of the Blocker Seller, threatened, against such Blocker, its assets, properties or any portion of its business by or before any court, mediator, Governmental Authority or arbitrator.
3.06.            Blocker Ownership.
(a)            Schedule 3.06(a) sets forth the authorized, issued and outstanding Blocker Shares of each Blocker.  All the outstanding Blocker Shares have been duly authorized, validly issued and are fully paid and nonassessable and are owned of record as set forth on Schedule 3.06(a) free and clear of all Liens other than (i) Permitted Liens against such Blocker Shares all of which will be discharged on or prior to the Closing Date, (ii) Liens on transfer imposed under applicable securities laws and (iii) Liens created by Buyer's or its Affiliate's acts.  Such Blocker Shares were issued in compliance with all applicable securities laws, and are not in violation of, or subject to, any preemptive rights.
(b)            Schedule 3.06(b) sets forth such Blocker's record ownership of the Blocker Class A Interests.  Other than the Blocker Class A Interests listed on Schedule 3.06(b), such Blocker has no other equity interests or rights to acquire equity interests in the Company or the Subsidiaries.  Such Blocker has good and valid title to the Blocker Class A Interests set forth opposite its name on Schedule 3.06(b), free and clear of all Liens, except (i) Permitted Liens against such Blocker Class A Interests all of which will be discharged on or prior to the Closing Date, (ii) Liens on transfer imposed under applicable securities laws and (iii) Liens created by Buyer's or its Affiliate's acts.
3.07.            Blocker Entities.  Such Blocker (i) has not owned and does not own any assets or property (other than Blocker Class A Interests), (ii) has not had and does not have any employees, (iii) except as set forth on Schedule 3.07(iii), is not and has not been a party to any Contracts, (iv) has not conducted and does not conduct any business (other than the ownership of Blocker Class A Interests) and (v) except: (A) for Taxes accrued and not yet payable, (B) for obligations under the organizational documents of such Blocker and nominal amounts necessary for the corporate maintenance and existence of such entity and (C) as set forth on Schedule 3.07(v), does not have any liabilities, debts or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise).
3.08.            Taxes as to the Blockers.  Except as otherwise disclosed on Schedule 3.08:
(a)            All Tax Returns required to have been filed by such Blocker (whether by such Blocker individually or as part of a consolidated or combined group of which such Blocker is or was a member) in accordance with all applicable Governmental Rules have been duly filed and are true, correct and complete in all respects.
(b)            All Taxes, deposits and other payments due and owing by such Blocker (whether or not shown on any Tax Return) have been paid or are being contested in good faith.
(c)            Such Blocker currently is not the beneficiary of any extension of time within which to file any Tax Return.
(d)            No claim has ever been made by any Governmental Authority in a jurisdiction where such Blocker does not file Tax Returns that such Blocker is or may be subject to taxation by that jurisdiction.
(e)            There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of such Blocker.
(f)            No federal, state, local, or non-U.S. Tax audits or administrative or judicial proceedings are pending or being conducted with respect to such Blocker.  None of Seller, any Blocker or any Company Party has received from any federal, state, local or non-U.S. Governmental Authority any written (i) notice indicating an intent to open an audit or other review; (ii) request for information related to a Tax matter; or (iii) notice of deficiency or proposed assessment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against such Blocker.
(g)            Schedule 3.08(g) lists all federal, state, local and non-U.S. Tax Returns filed by or with respect to such Blocker for taxable periods ending on or after June 29, 2012, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit.
(h)            Sellers have delivered or otherwise made available to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by such Blocker filed or received since January 1, 2010.
(i)            Such Blocker is not a party to any contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G or the Code.
(j)            Such Blocker has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(k)            Such Blocker is not a party to or bound by any Tax allocation or sharing agreement, other than any commercial agreement that may include Tax allocation or sharing provisions, but the primary purpose of which is unrelated to Taxes.
(l)            Such Blocker (i) has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return; and (ii) does not have any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Governmental Rule), as a transferee or successor, by contract, or otherwise.
(m)            Such Blocker has withheld and paid (or has caused to be withheld and paid) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or equity holder thereof or other third party.
(n)            There are no outstanding waivers or agreements between any Governmental Authority and such Blocker for the extension of time for the assessment of any Taxes or deficiency thereof.
(o)            Such Blocker will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (iii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) or any other agreement entered into with any Governmental Authority executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Governmental Rule); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date other than such amounts received in the ordinary course of business; (vii) application of the completed contract method of accounting, the long-term contract method of accounting, or the cash method of accounting; or (viii) election under Section 108(i) of the Code or comparable provision of state, local or foreign tax law.
(p)            Such Blocker has not distributed stock or equity interests of another Person, and has not had its stock or equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(q)            Such Blocker is not and has not been a party to any "reportable transaction" as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(r)            Such Blocker has not received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).
(s)            Since March 31, 2015, such Blocker has not incurred any liability for Taxes arising from an extraordinary transaction outside the ordinary course of business consistent with past custom and practice.
3.09.            Exclusivity of Representations.  The representations and warranties made by such Blocker Seller with respect to the Blockers in this Agreement are the exclusive representations and warranties made by such Blocker Seller with respect to the Blockers.  Such Blocker Seller hereby disclaims any other express or implied representations or warranties.  Such Blocker Seller is not, directly or indirectly, making any representations or warranties regarding pro-forma financial information, financial projections or other forward-looking statements of the Company or the Subsidiaries.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY REGARDING THE COMPANY PARTIES
Except as set forth on the corresponding Disclosure Schedules delivered by the Sellers to Parent and Buyer contemporaneously herewith, the Company represents and warrants to Parent and Buyer as follows:
4.01.            Organization and Qualification.  Each Company Party is duly organized, validly existing and in good standing (to the extent such concept is applicable) in the jurisdiction of its incorporation or organization.  Each Company Party is duly qualified to do business as a foreign entity and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its business makes such qualification necessary, except to the extent that the failure to be so qualified would not be materially adverse to such Company Party.
4.02.            Power and Authority.  Each Company Party has all requisite corporate, limited liability company, limited partnership or other power and authority, as applicable, to own, lease and operate its properties and to carry on its business as conducted and to execute, enter into, deliver and perform this Agreement and the other Transaction Documents to which it is or will be a party at or prior to Closing, and to consummate the transactions contemplated hereby and thereby.  The Articles or Certificate of Formation and LLC Agreement or Bylaws (or comparable organizational documents), including all amendments thereto, of each Company Party (collectively, the "Company Party Constituent Documents") contained in the documents made available to Buyer are correct and complete and in full force and effect on the date hereof.
4.03.            Execution and Enforceability.  The execution, delivery and performance of this Agreement has been, and on or prior to the Closing Date the other Transaction Documents to which each Company Party is a party will be, duly and validly executed and delivered by such Company Party and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of such Company Party enforceable against such Company Party in accordance with their respective terms, assuming the due execution and delivery of such Transaction Documents by each counterparty thereto and except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).  All actions contemplated by this Agreement and the other Transaction Documents to which each Company Party is a party have been duly and validly authorized by all necessary proceedings by each Company Party thereto and no other act or proceeding on the part of such Company Party or Company Parties' board of directors (or equivalent) or stockholders (or other equity interests) is necessary to authorize the execution, delivery and performance by such Company Party of this Agreement or the other Transaction Documents.
4.04.            No Breach, Default, Violation or Consent.  Except as set forth on Schedule 4.04 the execution, delivery and performance by each Company Party of the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by such Company Party with any of the provisions hereof or thereof, do not and will not:
(a)            violate, conflict with, breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent, authorization, approval, exemption or other action by, any Person under, or give to others any rights of termination or amendment under any of the Company Party Constituent Documents;
(b)            violate, conflict with, breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent, authorization, approval, exemption or other action by, any Person under, result in the termination or acceleration of, terminate, or modify or cancel, result in the creation of any Lien (other than Permitted Liens) on the assets of any Company Party under, or give to others any rights of termination, acceleration, suspension, revocation, cancellation, modification or amendment of any Contract or Business Permit to which a Company Party is a party or by which any of the properties or assets of a Company Party are bound, except in each case as would not be material to the Company Parties, taken as a whole;
(c)            breach, conflict with or otherwise violate any Governmental Order which names a Company Party, is binding upon or is applicable to a Company Party or its assets, except in each case as would not be material to the Company Parties, taken as a whole;
(d)            breach, conflict with or violate any Governmental Rule, except in each case as would not be material to the Company Parties, taken as a whole; or
(e)            require any consent, authorization, approval, exemption or other action by, or any filing, notification, registration or qualification with, any Person or Governmental Authority, except in each case as would not be material to the Company Parties, taken as a whole, and except for such filings and approvals as may be required under the HSR Act or other Competition Laws.
4.05.            Ownership and Control.
(a)            The authorized capital interests of the Company consist of 1,000,000,000 Class A Interests. 72,207,000 Class A Interests and 9,907,500 Options have been issued and are outstanding and no Class A Interests are owned, beneficially, or of record, by any Person other than those Persons disclosed on Schedule 4.05(a).  All of the outstanding Class A Interests are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights (except as provided in the LLC Agreement).  Such issued and outstanding capital shares were issued in compliance with all applicable securities laws.  Except as set forth above, (i) there are no capital interests of the Company authorized, issued or outstanding, (ii) there are no authorized or existing options, puts, warrants, calls, preemptive rights (except as provided in the LLC Agreement), subscription or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital shares of the Company, obligating the Company to issue, transfer, redeem, purchase or sell or cause to be issued, transferred, redeemed, purchased or sold any capital shares of the Company or otherwise make any payment in respect of any such shares or equity interests, (iii) there are no rights, Contracts or arrangements of any character which provide for outstanding or authorized shares or equity appreciation, phantom stock, equity plans (other than with respect to the Options), profit participation or similar right or grant any right to share in the equity, income, revenue or cash flow of the Company; (iv) there are no agreements, voting trusts or proxies with respect to the voting, disposition, acquisition or registration under applicable securities laws of any securities or any equity interests of the Company or any Subsidiary, and (v) there are no bonds, debentures, notes or other Company Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members of the Company on any matter.  Except as set forth in the LLC Agreement, no Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of, equity securities of the Company.  The Company is not obligated to make any loan or capital contribution to any Person.
(b)            Schedule 4.05(b)(i) sets forth the authorized, issued and outstanding capital stock or equity interests of each of the Subsidiaries.  All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of all Liens other than (i) Permitted Liens against such capital stock or equity interests all of which will be discharged on or prior to the Closing Date, (ii) Liens on transfer imposed under applicable securities laws and (iii) Liens created by Buyer's or its Affiliate's acts.  Such shares of capital stock or other equity interests were issued in compliance with all applicable securities laws, and are not in violation of, or subject to, any preemptive rights.  Except as set forth on Schedule 4.05(b)(ii), none of the Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person (other than a Subsidiary).  Except as set forth on Schedule 4.05(b)(ii), there are no (i) authorized or existing options, puts, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock or equity interests of any Subsidiary, obligating any Subsidiary to issue, transfer, redeem, purchase or sell or cause to be issued, transferred, redeemed, purchased or sold any shares of capital stock or equity interests of any Subsidiary or otherwise make any payment in respect of any such shares or equity interests, (iii) rights, Contracts or arrangements of any character which provide for outstanding or authorized stock or equity appreciation, phantom stock, equity plans, profit participation or similar right or grant any right to share in the equity, income, revenue or cash flow of any Subsidiary; (iv) agreements, voting trusts or proxies with respect to the voting, disposition, acquisition or registration under applicable securities laws of any securities or any equity interests of any Subsidiary, and (v) no bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of any Subsidiary on any matter.  No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of, equity securities of any Subsidiary.  None of the Subsidiaries is obligated to make any loan or capital contribution to any Person.
4.06.            Financial Matters; Undisclosed Liabilities.
(a)            Attached hereto as Schedule 4.06(a) are the following financial statements: (i) the Company's audited, consolidated balance sheets, statements of income and cash flows as of and for its fiscal years ended December 31, 2014 and December 31, 2013, respectively (the "Audited Financial Statements"), and (ii) the Company's unaudited consolidated balance sheets, statements of income and cash flows as of and for the three-month period ended March 31, 2015 (the "Current Financial Statements"), together with the Audited Financial Statements, the "Financial Statements").  The Financial Statements fairly present in all material respects the consolidated financial condition of the Company Parties as at the end of the periods covered thereby and the results of their operations and the changes in their financial position for the periods covered thereby on a consolidated basis, and were prepared in accordance with GAAP (including the notes thereto) applied on a consistent basis throughout the periods covered thereby subject, in the case of the Current Financial Statements to year-end audit adjustments and the lack of footnotes and other presentation items, none of which is, alone or in the aggregate, material and all of which would be consistent with the Financial Statements.
(b)            Except (i) (A) as set forth on Schedule 4.06(b), (B) as set forth on the Estimated Closing Statement, (C) as set forth in the Financial Statements, or (D) as included in the calculation of Final Working Capital, Final Company Indebtedness or Final Company Transaction Expenses, (ii) for Liabilities incurred in the ordinary course of business, consistent with past practice, since March 31, 2015, and (iii) as would not, individually or in the aggregate, be material to the Company Parties taken as a whole, the Company Parties do not have any liabilities, of a type that are required by GAAP to be reflected or reserved against in a balance sheet of the Company and the Subsidiaries. None of the Company Parties  is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among such Company Party, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand), or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended),
(c)            Schedule 4.06(c) to this Agreement lists all lease agreements to which a Company Party is a party that are capital leases in accordance with GAAP, and such leases are recorded as capital leases on the Current Financial Statements.
4.07.            Tax Matters.  Except as otherwise disclosed on Schedule 4.07,
(a)            All Tax Returns required to have been filed by any Company Party (whether by a Company Party individually or as part of a consolidated or combined group of which a Company Party is or was a member) in accordance with all applicable Governmental Rules have been duly filed and are true, correct and complete in all respects.
(b)            All Taxes, deposits and other payments due and owing by any Company Party (whether or not shown on any Tax Return) have been paid or are being contested in good faith.
(c)            No Company Party currently is the beneficiary of any extension of time within which to file any Tax Return.
(d)            No claim has ever been made by any Governmental Authority in a jurisdiction where any Company Party does not file Tax Returns that such Company Party is or may be subject to taxation by that jurisdiction.
(e)            There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Company Party.
(f)            No federal, state, local, or non-U.S. Tax audits or administrative or judicial proceedings are pending or being conducted with respect to any Seller or any Company Party.  No Seller or any Company Party has received from any federal, state, local or non-U.S. Governmental Authority any written (i) notice indicating an intent to open an audit or other review; (ii) request for information related to a Tax matter; or (iii) notice of deficiency or proposed assessment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against any Seller or any Company Party.
(g)            Schedule 4.07(g) lists all federal, state, local and non-U.S. Tax Returns filed by or with respect to each Company Party for taxable periods ending on or after June 29, 2012, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit.
(h)            Sellers have delivered or otherwise made available to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Company Party filed or received since June 29, 2012.
(i)            No Company Party is a party to any contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.
(j)            No Company Party has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(k)            No Company Party is a party to or bound by any Tax allocation or sharing agreement, other than any commercial agreement that may include Tax allocation or sharing provisions, but the primary purpose of which is unrelated to Taxes.
(l)            No Company Party (i) has been a member of an affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return; or (ii) has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Governmental Rule), as a transferee or successor, by contract, or otherwise.
(m)            The amount of Tax paid by the Company Parties, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual for deferred Taxes solely to reflect timing differences between book and Tax income) on the balance sheet contained in the Current Financial Statements, is adequate based on the Tax rates and applicable Governmental Rules in effect to satisfy all material liabilities for Taxes of the Company Parties through the date of the Current Financial Statements.  Since the date of the Current Financial Statements, no Company Party has incurred any liability for Taxes arising from an extraordinary transaction outside the ordinary course of business consistent with past custom and practice.
(n)            Each Company Party has withheld and paid (or has caused to be withheld and paid) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or equity holder thereof or other third party.
(o)            There are no outstanding waivers or agreements between any Governmental Authority and any Company Party for the extension of time for the assessment of any Taxes or deficiency thereof.
(p)            No Company Party will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (iii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) or any other agreement entered into with any Governmental Authority executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Governmental Rule); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date other than such amounts received in the ordinary course of business; (vii) application of the completed contract method of accounting, the long-term contract method of accounting, or the cash method of accounting; or (viii) election under Section 108(i) of the Code or comparable provision of state, local or foreign tax law.
(q)            No Company Party has distributed stock or equity interests of another Person, or has had its stock or equity interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(r)            No Company Party is or has been a party to any "reportable transaction" as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(s)            No Company Party has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).
(t)            Schedule 4.07(t) sets forth the U.S. federal income Tax classification of each Company Party.  Each Company Party is properly treated as classified on Schedule 4.07(t) for U.S. federal and relevant state income Tax purposes.
(u)            No entity classification election, as described in Treasury Regulation Section 301.7701-3, has been made with respect to any Company Party within the past five (5) years, except for an initial entity classification election made with respect to the formation of a Company Party that has an effective date equal to the formation date of such Company Party.  The Company has not made an election under Section 754 of the Code.  There have been no changes in the ownership interests in the Company since January 1, 2014.  The Seller Class A Interests that will be sold by the Sellers (other than the Blocker Sellers) pursuant to this Agreement do not represent 50% or more of the total interests in Company capital and profits, as such terms are defined for purposes of Section 708(b)(1)(B) of the Code.
4.08.            Litigation.  Except as otherwise disclosed on Schedule 4.08, there is no material Proceeding pending or, to the knowledge of the Company, threatened, against any Company Party, its assets, properties or any portion of its business by or before any court, mediator, Governmental Authority or arbitrator. Except as set forth on Schedule 4.08, no Company Party is engaged in any legal action to recover monies due to it or for damages sustained by it.
4.09.            Absence of Certain Changes and Events. Except as otherwise disclosed on Schedule 4.09 and contemplated by this Agreement, since December 31, 2014 to the date of this Agreement, the Company Parties have operated in the ordinary course of business, and:
(a)            no casualty loss, damage, or destruction having a replacement cost in excess of $100,000 in the aggregate has occurred with respect to any Company Party's assets, whether or not covered by insurance;
(b)            no Company Party has (i) mortgaged, pledged or subjected to any Lien (except for Permitted Liens) any of its assets or (ii) sold, transferred, leased or otherwise disposed of any of its material properties or assets or any interest therein, or agreed to do any of the foregoing, except for sales of inventory in the ordinary course of business or dispositions of obsolete machinery and equipment;
(c)            no Company Party has made or committed to make any capital expenditures or capital additions in excess of $100,000 individually or $250,000 in the aggregate;
(d)            no Company Party has failed to promptly pay and discharge current liabilities except where disputed in good faith;
(e)            there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any equity interests in respect of any Company Party or any repurchase, redemption or other acquisition by any Company Party of any such equity interests in, any Company Party;
(f)            no Company Party has written off as uncollectible any accounts receivable, or written down the value of any of its assets except in each case in the ordinary course of business and at a rate not materially greater than during the preceding twelve (12) month period;
(g)            there has not been any acquisition of a business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;
(h)            there has been no material change in the accounting methods or practices, except insofar as was required by GAAP, of any Company Party;
(i)            no Company Party has made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;
(j)            no Company Party has (i) granted, or committed to grant, any material increases in compensation or benefits for any of its current or former employees, except as may be required under existing employment agreements or such increases as are granted in the ordinary course of business to non-executive management employees, (ii) established, adopted, entered into or amended any collective bargaining or similar agreement covering any of its employees, any Plan or any other plan, policy, agreement or arrangement for the benefit of any current or former employee, other than in the ordinary course of business consistent with past practice or as required to comply with applicable Governmental Rules, or (iii) hired or offered employment to any individual with annual compensation of $150,000 or more (each, a "Specified Individual"), or terminated the employment of any Specified Individual;
(k)            no Company Party has canceled any debt or claims except in the ordinary course of business;
(l)            there has not been any Event that, individually or in the aggregate with any such Events, has had or would reasonably be expected to have a Material Adverse Effect; and
(m)            no Company Party has entered into any agreement to do any of the foregoing, or taken any action or omission that would result in any of the foregoing.
4.10.            Customers and Suppliers.  Schedule 4.10 sets forth a correct and complete list of each of the top twenty-five (25) customers (which customer names are redacted) and top ten (10) suppliers of the Company Parties (in terms of dollar volume of sales with respect to customers and expenditures in respect to suppliers) during (i) the fiscal year ended December 31, 2013, (ii) the fiscal year ended December 31, 2014 (the "Top 2014"), and (iii) the three-month period ended March 31, 2015 (the "Top 2015").  Except as disclosed on Schedule 4.10, no such customer or supplier included in the Top 2014 or the Top 2015 has canceled or otherwise terminated or, to the knowledge of the Company, threatened in writing to cancel its relationship with any Company Party or materially reduce the dollar volume of purchases or supplies from or to the Company Parties.
4.11.            Minority Interests.  No Company Party owns any Equity Securities other than Equity Securities of a Company Party.
4.12.            Compliance with Governmental Rules; Governmental Orders.
(a)            Except as set forth on Schedule 4.12, each Company Party is, and since December 31, 2012, each of the Company Parties has been conducting its business in compliance in all material respects with applicable Governmental Rules and the requirements of any Governmental Authority.
(b)            There are no outstanding Governmental Orders that name a Company Party or, to the knowledge of the Company, are directed to a Company Party, its business or any of its assets.
(c)            No representation or warranty is given under this Section 4.12 with respect to Taxes, ERISA, labor or employment, or Environmental Rules.
4.13.            Business Permits.  Schedule 4.13 sets forth a correct and complete list of all material governmental permits, licenses, franchises and approvals (including any of the foregoing required under any Environmental Rule) which are required for the operation of the business of the Company Parties as presently conducted (collectively, the "Business Permits").  The Company Parties currently hold all Business Permits and no Company Party has received written notice from any Governmental Authority that it intends to cancel, revoke, terminate, suspend or not renew any such Business Permit. Each Company Party is and, since December 31, 2012, has been in material compliance with the terms and conditions of such Business Permits and has not received any written notice that it is in violation of any of the material terms or conditions of such Business Permits.
4.14.            Environmental Matters.
(a)            Except as set forth on Schedule 4.14(a), since December 31, 2012, the Real Property, assets and other property of each Company Party is and has been in material compliance with all applicable Environmental Rules.
(b)            Except as set forth on Schedule 4.14(b), there is no Proceeding pending or, to the knowledge of the Company, threatened in which any Company Party is alleged to be liable or responsible with respect to (i) claims for alleged noncompliance (including noncompliance by any predecessor) with any Environmental Rule, (ii) claims relating to the Release into the environment of any Hazardous Substances, whether or not occurring at, on, under or involving the Real Property, (iii) claims relating to any site or location for which the Seller or any Company Party has been designated as a potentially responsible party under any Governmental Rule, or (iv) claims for damages to natural resources, except with respect to claims in each of subparagraphs (i) to (iv) above for which liabilities would not reasonably be expected to be material to the Company.
(c)            Except as set forth on Schedule 4.14(c), to the knowledge of the Company, there are not now, and there have not been previously, any underground storage tanks (whether currently active or not) on the Real Property. To the knowledge of the Company, to the extent such tanks remain on the Real Property, they are in material compliance with all applicable Environmental Rules, and no spills, leaks or releases have occurred from or in relation to such tanks and piping for which there is any obligation under Environmental Rule to perform any investigation or remedial action.  To the knowledge of the Company, any underground storage tanks on the Real Property which were previously removed from service have been properly closed in material compliance with all applicable Environmental Rules.
(d)            Except as disclosed on Schedule 4.14(d), to the knowledge of the Company there are no "PCB Articles" or "PCB Containers" as defined in 40 C.F.R. Part 761 at the Real Property and any remaining PCB Articles or PCB Containers have been labeled, inspected, and managed in material compliance with applicable Environmental Rules.  Except as disclosed on Schedule 4.14(d), there is no Regulated Asbestos Containing Material as defined in 40 C.F.R. Section 61.141 at the Real Property.
(e)            Except as disclosed on Schedule 4.14(e), no Hazardous Waste is being or has been treated, reclaimed, recycled or disposed of at the Real Property.  Except as disclosed on Schedule 4.14(e), to the knowledge of the Company, no Hazardous Substances are present on or under the Real Property, and no Hazardous Substances are being or have been, since December 31, 2012, Released on or to the Real Property in an amount or condition requiring an investigation or remedial action under applicable Environmental Rules.  No Company Party is required to place any notice or restriction relating to the presence of Hazardous Substances at any of the Real Property or in any deed to any Real Property.  Except as disclosed on Schedule 4.14(e), to the knowledge of the Company, no Company Party has arranged for the treatment or disposal of any Hazardous Substance or arranged for the transportation of any Hazardous Substance for treatment or disposal, at any site or facility listed or proposed for listing on the National Priority List or any similar list of sites requiring cleanup established by a Governmental Authority having jurisdiction over Environmental Rules, and no Company Party has received any written notice that it is or may be potentially responsible for cleanup at any such site.
(f)            The Company has provided to Buyer access to correct and complete copies of all material written information in its possession or control pertaining to material liabilities and obligations of the Company under Environmental Rules, including all applicable documents pertaining to environmental audits or assessments of operations or conditions at, or sampling of environmental media at, the Real Property.
4.15.            Real Property.
(a)            Owned Real Property. Schedule 4.15(a) sets forth the address and description of all real property that is owned by each Company Party (collectively, the "Owned Real Property"). With respect to the Owned Real Property: (i) each Company Party, as applicable, has good and marketable fee simple title to the Owned Real Property owned by it; (ii) except as set forth in Schedule 4.15(a), none of the Company Parties has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) other than the rights of Buyer pursuant to this Agreement and those rights listed on Schedule 4.15(a), there are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.
(b)            Leased Real Property. Schedule 4.15(b) sets forth a true and complete list of all leases, subleases and other written agreements (including all amendments, extensions and modifications thereto and guarantees thereof, including the date and name of the parties thereto) with (x) annual basic rent greater than $50,000, and (y) an unexpired term of greater than one year as of the Closing Date (excluding any renewal or extension options) (each, a "Material Real Property Lease" and together, the "Material Real Property Leases") pursuant to which the Company Parties have the right to occupy or use any real property owned by others (the "Material Leased Real Property," and together with the Owned Real Property, the "Real Property").
(c)            Except as set forth on Schedule 4.15(c), with respect to each Material Real Property Lease, (i) such Material Real Property Lease is valid and binding against the applicable Company Party and in full force and effect and enforceable by its terms; (ii) to the knowledge of the Company, there are no material disputes with respect to such Material Real Property Leases; (iii)  none of the Company Parties, nor to the knowledge of the Company any other party to each Material Real Property Lease is in material breach or material default under such Material Real Property Lease, and no Company Party has received written notice that an event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would constitute such a breach or default, or permit the termination under such Material Real Property Lease; (iv) except as set forth on Schedule 4.15(c), none of the Company Parties has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Real Property; and (iv) the Company Parties, as applicable, have valid leasehold interests to the leasehold estates created by the Material Real Property Leases, free and clear of all Liens, except Permitted Liens.
(d)            The Owned Real Property and Leased Real Property comprises all of the material Real Property used in connection with the Company Parties' business.  No Company Party has received written notice that any Real Property will be condemned or otherwise taken by any Governmental Authority of otherwise disposed of in lieu of condemnation.
(e)            Improvements.  All buildings, structures, improvements, and fixtures on the Real Property, taken as a whole, are in all material respects in good operating condition and repair, ordinary wear and tear excepted.
4.16.            Personal Property. Except as set forth on Schedule 4.16, all equipment, machinery, fixtures, vehicles, computer hardware, furniture or other items of tangible personal property used in the business of the Company Parties' which is owned or leased by the Company Parties (collectively, the "Equipment") is in good operating condition and repair, ordinary wear and tear excepted. Except as otherwise disclosed on Schedule 4.16, each Company Party has (i) good title to all Equipment purported to be owned by it free and clear of all Liens other than Permitted Liens and (ii) good leasehold title to all Equipment  purported to be leased by it.
4.17.            Intellectual Property.
(a)            As used in this Agreement "Intellectual Property Rights" shall mean all rights in the following in any jurisdiction throughout the world: (i) patents, patent applications, and all reissues, continuations, continuations-in-part, revisions, divisional, extensions and reexaminations in connection therewith, (ii) trademarks, service marks, trade names, trade dress, and all other indicia of origin, all registrations, applications and renewals therefor, and all goodwill associated with any of the foregoing, (iii) copyrights and other works of authorship, and all copyright registrations, applications, and renewals in connection therewith, (iv) Internet domain names and software (including source code), (v) trade secrets and proprietary know how, and (vi) other proprietary and intellectual property rights.
(b)            Schedule 4.17(b) sets forth a correct and complete list of (i) all Intellectual Property Rights that are the subject of a registration or application for registration and which are owned by the Company Parties (the items listed on Schedule 4.17(b), together with all other material Intellectual Property Rights which are owned, licensed or used by the Company Parties (the "Company IP Rights"), (ii) all material licenses or other material agreements pursuant to which any Company Parties grant a Person the right to use any Company IP Rights, (iii) all material licenses or other material agreements pursuant to which any of the Company Parties has the right to use any Intellectual Property Rights owned by others, excluding in each case "shrink wrap" or "click wrap" or other similar standard form licenses or agreements, and (iv) all material software owned or used by any Company Party, excluding "shrink wrap" or "click wrap" or similar generally available software that has not been modified or customized.
(c)            The Company IP Rights include all material Intellectual Property Rights necessary for, used or held for use in the conduct of the businesses of the Company Parties as currently conducted.  The Intellectual Property Rights set forth on Schedule 4.17(b) are subsisting and, to the knowledge of the Company, valid and enforceable.  To the knowledge of the Company, the transactions contemplated by this Agreement shall not impair the right, title or interest of the Company Parties in or to any of the Company IP Rights, and all of the Company IP Rights shall be owned, licensed or available for use by the Company Parties immediately after the Closing Date on terms and conditions substantially similar to those under which the Company Parties owned or used the Company IP Rights immediately prior the Closing Date.
(d)            The Company Parties solely own, are licensed to use or otherwise have the lawful right to use all of the Company IP Rights as currently being used, and, to the knowledge of the Company, the conduct of the business of each Company Party does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party in any material respect.  There is no pending or threatened claim in writing against any of the Company Parties contesting the scope, validity, enforceability, use or ownership of the Company IP Rights or alleging that the conduct of the business of any Company Party is infringing, misappropriating or otherwise violating (or has infringed, misappropriated or otherwise violated) any Intellectual Property Rights of any Person, and no such claims have been brought against any of the Company Parties in the last two (2) years.
(e)            To the knowledge of the Company no Person is infringing, misappropriating or otherwise violating any of the Company IP Rights.
(f)            Each of the Company Parties has taken all actions common in the industry to maintain and protect the Company IP Rights, including the secrecy, confidentiality and value of trade secrets and other confidential information.  Each of the Company Parties has executed written agreements with all of its past and present employees, consultants and independent contractors who have contributed to the development of any Company IP Rights pursuant to which such Persons have presently assigned to such Company Party all their rights in and to all Intellectual Property Rights developed in the course of their employment or retention, as applicable.  To the knowledge of the Company, no trade secret or other confidential information owned by a Company Party that is material to its business as currently conducted has been disclosed or authorized to be disclosed by any Company Party to any consultants, contractors or other third parties other than pursuant to a valid written nondisclosure or confidentiality agreement.  To the knowledge of the Company, no employee, consultant or independent contractor of any of the Company Parties is in default or breach of any material non-disclosure or confidentiality agreement, covenant or obligation.
(g)            The computer systems, including software, hardware, firmware, networks and interfaces, owned, leased, licensed or used by the Company Parties in the conduct of the Company Parties' business (the "Company Systems") are sufficient for the needs of the Company Parties and the Company Parties' business as currently conducted.  The Company Parties maintain commercially reasonable security systems common in the industry including disaster recovery and business continuity plans, procedures and facilities.  To the knowledge of the Company, in the last twelve (12) months, there has not been any material failure, outage or continued substandard performance with respect to any of the Company Systems that has not been remedied or replaced in all material respects.
4.18.            Pension and Welfare Plans.  Schedule 4.18 sets forth a list of all (i) Pension Plans, (ii) Welfare Plans, and (iii) all other employment, bonus, stock option, stock purchase, restricted stock, equity or equity-based compensation, incentive, deferred compensation, retirement, retiree medical or life insurance, supplemental retirement, severance, retention, change of control and Tax gross-up plans, policies, programs, agreements and arrangements which are (x) maintained by the Company Parties for their employees or (y) maintained by any ERISA Affiliate, with respect to which, in each case, the Company has any current or potential liability for premiums, benefits or otherwise, excluding any multiemployer plans (collectively, "Plans").  Except as otherwise disclosed on Schedule 4.18:
(a)            or as would not result in material liability to the Company Parties, each Plan has been established, maintained, and administered in all material respects in compliance with its terms and ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable Governmental Rules which are applicable to such plan;
(b)            or as would not result in material liability to the Company Parties, no Company Party nor, to the knowledge of the Company, any other Person has entered into any agreement or engaged in any transaction with respect to any Plan that would be reasonably likely to subject a Company Party to any Tax or penalty under ERISA, the Code or other applicable Governmental Rules;
(c)            Schedule 4.18(c) indicates (i) each Plan that (A) is a Multiemployer Plan, (B) is a "defined benefit plan" (as defined in Section 3(35) of ERISA), or (C) provides health, or other welfare-type benefits to former employees of any Company Party or any ERISA Affiliate other than as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (Code Section 4980B) and/or other similar state or local laws ("COBRA"), and (ii) each collective bargaining agreement that is subject to a Multiemployer Plan;
(d)            none of the Company Parties or any ERISA Affiliate (i) has incurred any liability due to a complete withdrawal (as defined in Section 4203 of ERISA) or partial withdrawal (as defined in Section 4205 of ERISA) or due to the termination or reorganization of a Multiemployer Plan, except for any such liability which has been satisfied in full or (ii) has completely or partially withdrawn from a Multiemployer Plan;
(e)            each Company Party has complied, in all material respects, with the requirements of COBRA;
(f)            there are no actions, suits, investigations or other proceedings pending (other than claims for benefits in the ordinary course) or, to the knowledge of the Company, threatened against any Plan, in each case that, individually or in the aggregate, has resulted or would reasonably be expected to result in any material Liability to the Company Parties as a whole;
(g)            each Pension Plan that is intended to be tax-qualified meets the requirements of a tax-qualified plan under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service ("IRS") as to the qualification of such Plan (or has filed with the IRS a request for such a determination letter within the applicable remedial amendment period or is a standardized plan for which the prototype plan sponsor has received a favorable opinion letter from the IRS as to the qualification of the standardized plan), and, to the knowledge of the Company,  no event has occurred since the date of such determination letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any Pension Plan or the exempt status of any related trust;
(h)            with respect to each Plan, the Sellers have made available to Buyer copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, and (iv) the most recent IRS determination letter, if applicable;
(i)            to the knowledge of the Company, no Prohibited Transaction (as defined in ERISA Section 406 and Code Section 4975) has occurred with respect to any Pension Plan or Welfare Plan;
(j)            (i) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in combination with any other event) will result in (A) the acceleration, increase, enhancement or creation of any rights of any person to benefits payable under any of the Plans, (B) the acceleration of the time of payment or vesting, or increase the amount, of any compensation due to any person, or (C) the creation or entitlement of rights of any person under any severance, parachute or change of control or ownership agreement;
(k)            all contributions and premium payments that are due with respect to any Plan prior the Closing Date have been made in accordance with the terms of such plan or have been properly accrued;
(l)            as to each Pension Plan (other than a Multiemployer Plan) that is subject to Title IV of ERISA, (i) there has been no failure to satisfy the minimum funding standards, whether or not waived, imposed by Section 302 of ERISA or Section 412 of the Code; (ii) no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Reg. § 4043.1 et.seq., promulgated by the PBGC, have not been waived) has occurred; and (iii) except as set forth on Schedule 4.18(l), the assets of each Pension Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under each Pension Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the Pension Benefit Guaranty Corporation; and
(m)            no Company Party has any current or, to the knowledge of the Company, potential liability under Title IV of ERISA by reason of being or having been an ERISA Affiliate with any Person, that would reasonably be expected to result in any material Liability to any Company Party.
4.19.            Personnel Matters.
(a)            Schedule 4.19(a) sets forth a correct and complete list of (i) all directors and executive officers (vice president or higher) of each Company Party, (ii) all other employees of, or individual or sole proprietorship serving as a consultant or independent contractor to a Company Party, in each case, who earned $150,000 or more in cash compensation (including bonuses and commissions) in the twelve (12) months prior to the date hereof, (iii) the current job title of each such Person described in clauses (i) and (ii) above, and (iv) the amount of compensation (including bonuses and commissions) paid to each such Person during the fiscal year ended December 31, 2014.
(b)            Except as otherwise disclosed on Schedule 4.19(b), (i) no employees of the Company Parties are represented by any labor union or similar organization, (ii) no Company Party is party to any collective bargaining or similar agreement covering any of its employees and (iii) no labor union or similar organization or group of employees has made a written demand for recognition, filed a petition seeking a representation proceeding, given a Company Party written notice of any intention to hold an election of a collective bargaining representative or to the knowledge of the Company, engaged in any organizing activities at any time during the past three (3) years.
(c)            Except as otherwise disclosed on Schedule 4.19(c) or as would result in material Liability to the Company Parties as a whole, (i) no strike, work stoppage, contract dispute or other material labor disturbance involving any employees of the Company Parties currently exists or, to the knowledge of the Company, is threatened and (ii) no investigation, action or proceeding by or before any Governmental Authority that relates to allegedly unfair or discriminatory employment or labor practices by a Company Party or the violation by a Company Party of any Governmental Rule relating to employment, termination of employment, occupational safety or health standards or labor practices is pending or, to the knowledge of the Company, threatened.
(d)            Except as otherwise disclosed on Schedule 4.19(d), each Company Party is, in all material respects, in compliance with applicable Governmental Rules with respect to hiring, employment and termination of employment (including applicable Governmental Rules regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, work authorization status, discrimination in employment, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, employee health and safety and the Worker Adjustment and Retraining Notification Act ("WARN") or any similar state or local "mass layoff" or "plant closing" law).  There has been no "mass layoff" or "plant closing" (as defined by WARN) with respect to any Company Party since December 31, 2012.
4.20.            Insurance.  Schedule 4.20 sets forth a correct and complete list of all material insurance policies of which a Company Party is the owner, insured, loss payee or beneficiary.  Except as otherwise disclosed on Schedule 4.20, (i) there has been no failure to give any notice or present any material claim under any such policy in a timely fashion or as otherwise required by such policy; (ii) all premiums under such policies that are due and payable have been paid in full; (iii) no such policy provides for retrospective or retroactive premium adjustments; and (iv) the Company Parties have not received written notice of any material increase in the premium under, cancellation or non-renewal of or disallowance of any claim under any such policy. Except as noted on Schedule 4.20, all such insurance policies will remain in full force and effect immediately following the consummation of the transactions contemplated hereby.  The Sellers have delivered true and complete copies of each such insurance policy listed on Schedule 4.20.
4.21.            Other Material Business Agreements.  Schedule 4.21 sets forth a correct and complete list of all of the following contracts, agreements, leases, subleases, licenses, indentures, notes, bonds, mortgages, instruments, commitments or other binding arrangements, undertakings or obligations (collectively, "Contracts") to which a Company Party is a party or by which a Company Party or any of its assets is bound (other than the Real Property Leases) (collectively, the "Business Agreements"):
(a)            Contracts with a Seller or any of their respective Affiliates or any current or former officer, director, stockholder or Affiliate of the Company Parties;
(b)            Contracts with any labor union or association representing any employee of the Company Parties;
(c)            Contracts for the sale of any of the assets of any Company Party other than in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its assets;
(d)            any Contracts that provide for the purchase or acquisition of materials, supplies, machinery, parts, goods, services, equipment or other assets or properties requiring future payments in excess of $250,000, or that grant to any Person exclusive rights with respect to products and/or a geographical territory;
(e)            Contracts that provide for the lease by a Company Party of any Equipment and which requires payments by such Company Party in excess of $100,000 per calendar year;
(f)            Contracts relating to outstanding Company Indebtedness of any Company Party existing as of the date hereof;
(g)            any Contract of indemnification or guaranty that would reasonably be expected to result in an obligation of any Company Party in excess of $100,000;
(h)            Contracts with any Governmental Authority, other than Business Permits;
(i)            Contracts between a Company Party and (A) any supplier required to be listed on Schedule 4.10 with respect to the three-month period ended March 31, 2015, or (B) any customer required to be listed on Schedule 4.10 with respect to the three-month period ended March 31, 2015 (which customer names have been redacted);
(j)            any employment Contract with any executive officer or other employee of a Company Party earning an annual salary in excess of $150,000 and any consulting Contract with an independent contractor  or consultant receiving a fee in excess of $150,000;
(k)            any employment or consulting Contracts with any current or former employee, officer, consultant or director that require the Company Parties to pay an annual base salary or fee to such employee, officer, consultant or director of $150,000 or more or that restrict the right of such employee, officer, consultant or director to freely compete with a Company Party or to solicit the current or former customers or employees of a Company Party;
(l)            Contracts for joint ventures, strategic alliances, partnerships or sharing of profits, or any shareholder or voting agreements;
(m)            any Contracts pursuant to which any Company IP Rights which are currently being used by any Company Party are or have been licensed, sold, assigned or otherwise conveyed or provided to the Company Parties (other than any Contract for non-customized software that (i) is licensed solely in executable or object code form to a non-exclusive software license and (ii) is generally available on standard terms);
(n)            Contracts obligating any Company Party to (i) refrain from competing with any business, conducting business in any particular jurisdiction or conducting business with certain parties or (ii) provide "most favored nation" (or similar status) to any customer;
(o)            any requirements Contract or Contracts obligating any Company Party to any minimum purchase obligation greater than $50,000 in any twelve month period;
(p)            Contracts entered into since December 31, 2012 relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Company Party of any operating business or material assets or the capital stock of any other Person;
(q)            Contracts with Homesteaders Life Company and/or any other pre-need insurance company; and
(r)            any Contract to enter into any of the foregoing.
4.22.            Status of Business Agreements.  Each Business Agreement is in full force and effect, and is the legal, valid and binding obligation of the Company Party which is party thereto and enforceable by its terms.  To the knowledge of the Company, all other parties to such Business Agreements are in material compliance with the terms thereof.  Except as set forth on Schedule 4.22(a), (i) no Company Party is in material breach or default of any Business Agreement, (ii) no Seller nor any Company Party is in receipt of any claim of material default, dispute or breach under any Business Agreement, and (iii) no event has occurred that, with or without the giving of notice or lapse of time or both, would result in a material breach or default under such Business Agreement. Except as otherwise disclosed on Schedule 4.22(b), no consent or other action is required in order for such Business Agreements to remain in full force and effect following the Closing.  Except for the redaction of customer names and economic terms of all customer Contracts or as disclosed on Schedule 4.22(c), the Company has delivered to Buyer true and complete copies of each such written Business Agreement.
4.23.            Transactions with Related Parties.  Schedule 4.23, sets forth the parties to and the date, nature and amount of each Contract, benefit, arrangement, commitment or transaction between the Company or any Subsidiary, on the one hand, and any Seller, or any Affiliate (other than the Company and any Subsidiary), shareholder, employee, officer, director or any immediate family member of any of the foregoing, on the other hand, in effect (other than salary or other compensation or benefits under Plans paid or payable in the ordinary course of business consistent with past practice to employees of any Company Party, in each case, in consideration for bona fide services performed by such employees).  Except as set forth on Schedule 4.23, no Affiliate (other than the Company and any Subsidiary), shareholder, employee, officer, director or any immediate family member of any Seller has any interest in any property used by the Company Parties.
4.24.            Brokers.  No broker, investment banker, financial adviser or other Person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements or any other Contract made by or on behalf of any Company Party.
4.25.            Anti-Corruption and Anti-Bribery Laws.
(a)            Since December 31, 2012, neither the Company Parties or any Affiliate thereof, nor any of their respective officers, directors, employees, agents, representatives, consultants, or any other Person associated with or acting for or on behalf of the Company Parties, has, directly or indirectly, in connection with the Company Parties' business:
(i)            made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such Government Official, candidate, party or campaign, (B) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage;
(ii)            paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature;
(iii)            made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures;
(iv)            established or maintained any unlawful fund of corporate monies or other properties;
(v)            created or caused the creation of any false or inaccurate books and records of the Company Parties related to any of the foregoing; or
(vi)            otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable anti-corruption or anti-bribery law.
4.26.            Delivery of Documents.  The Sellers have previously delivered or made available to Buyer correct and complete copies of each Business Permit and each Material Real Property Lease.
4.27.            Warranties.
(a)            Since January 1, 2015, no Company Party has received written notice of any claim or allegation, for an amount in excess of $15,000 individually, that a product or service that it designed, engineered, manufactured, marketed, installed, implemented, provided or sold is (i) defective or (ii) not in conformity in material respects with applicable product or service specifications, applicable express and implied warranties or other contractual requirements, or Governmental Rule.
(b)            Since January 1, 2015, no Company Party has received written notice of any claim or allegation, for an amount in excess of $15,000 individually, that any performance guarantee provided by or on behalf any Company Party in connection with the engineering, design, construction, procurement or revamp, and operation of any operating facility were not met pursuant to the terms set forth in the applicable Contract.
4.28.            Inventory.  Each Company Party owns its inventory free and clear of all Liens, other than Permitted Liens.  Such inventory was acquired for sale in the ordinary course of business. Such inventory (other than inventory subject to any consignment, bailment, warehousing or similar arrangement or raw materials held with suppliers) is located at the locations indicated in Schedule 4.28.
4.29.            Accounts Receivable.  All accounts receivable of each Company Party represent actual indebtedness incurred by the applicable account debtor and have arisen from bona fide transactions in the ordinary course of business.
4.30.            Exclusivity of Representations.  The representations and warranties made by the Company in this Article IV are the exclusive representations and warranties made with respect to the Company Parties.  The Company hereby disclaims any other express or implied representations or warranties.  The Company is not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company or any Subsidiary.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
Parent and Buyer hereby represent and warrant to the Sellers as follows:
5.01.            Organization.  Parent is a corporation duly organized, validly existing and in good standing in the Commonwealth of Pennsylvania.  Buyer is a corporation, duly organized, validly existing and in good standing in the State of Delaware.  Buyer is a wholly-owned subsidiary of Parent.
5.02.            Power and Authority.  Each of Parent and Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and to execute, enter into, deliver and perform this Agreement and the other Transaction Documents to which it is or will be a party at or prior to Closing, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of the Transaction Documents, and all actions contemplated by the Transaction Documents, to which Parent or Buyer is a party have been duly authorized by all necessary actions on the part of the board of directors (or other governing body) of Parent and Buyer.
5.03.            Execution and Enforceability.  The execution, delivery and performance of this Agreement has been, and on or prior to the Closing Date the other Transaction Documents to which Parent and Buyer is a party will be, duly and validly executed and delivered by Parent and Buyer and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of Parent and Buyer enforceable against Parent and Buyer in accordance with their respective terms, assuming the due execution and delivery of such Transaction Documents by each counterparty thereto and except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).
5.04.            No Breach, Default, Violation or Consent.  The execution, delivery and performance by Parent and Buyer of the Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, and compliance by Parent and Buyer with any of the provisions hereof or thereof, do not and will not:
(a)            violate, conflict with, breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent, authorization, approval, exemption or other action by, any Person under, or give to others any rights of termination or amendment under any of the organizational documents of Parent and Buyer;
(b)            breach, conflict with or otherwise violate any Governmental Order which names Parent or Buyer, is binding upon or is applicable to Parent or Buyer or their respective assets, except in each case as would not be material to Parent or Buyer;
(c)            breach, conflict with or violate any Governmental Rule, except in each case as would not be material to Parent or Buyer; or
(d)            require any consent, authorization, approval, exemption or other action by, or any filing, notification, registration or qualification with, any Person or Governmental Authority, except in each case as would not be material to Parent or Buyer, and except for such filings and approvals as may be required under the HSR Act or other Competition Laws.
5.05.            Brokers.  No broker, investment banker, financial adviser or other Person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements or any other Contract made by or on behalf of Buyer, Parent or any of their respective Affiliates.
5.06.            Sufficient Funds.  Buyer has available funds which are sufficient to enable it to pay the Estimated Purchase Price and any fees or expenses and consummate the transactions contemplated by the Transaction Documents.
5.07.            Investment Representations.  Buyer has the present intention to hold the Seller Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer acknowledges that the Seller Interests are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Seller Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended, or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Seller Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters.
5.08.            Litigation.  There is no pending or, to the knowledge of Parent and to the knowledge of Buyer, threatened suit, claim, investigation, action or proceeding against Parent or Buyer or any Affiliate of Parent or Buyer by or before any court, Governmental Authority, mediator or arbitrator which would challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by the Transaction Documents.
5.09.            Buyer's Reliance.  Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Company and the Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an "as is" condition and on a "where is" basis, except as otherwise expressly represented or warranted in Article II,  Article III and Article IV of this Agreement; provided, however, that nothing in this Section 5.09 is intended to limit or modify the representations and warranties contained in Article II,  Article III and Article IV.  Buyer acknowledges that, except for the representations and warranties contained in Article II, Article III and Article IV, none of the Company, the Sellers nor any other Person has made, and Buyer has not relied on any other express or implied representation or warranty by or on behalf of the Company or any Seller.  Buyer acknowledges that neither the Company, the Sellers nor any other Person, directly or indirectly, has made, and Buyer has not relied on, any representation or warranty regarding the pro-forma financial information, financial projections or other forward-looking statements of the Company or any Subsidiary, and Buyer will make no claim with respect thereto.
ARTICLE VI
CLOSING CONDITIONS; CONDUCT OF BUSINESS PRIOR TO CLOSING
6.01.            Conditions Precedent to Obligations of Buyer.  Buyer's obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived (to the extent permitted by applicable Governmental Rule) in writing by Buyer:
(a)            Performance and Compliance.  Each of the (a) Fundamental Seller Warranties, Fundamental Company Warranties and Section 4.09(l) shall be true and correct in all material respects in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing (except for such representations and warranties which, by their express terms, relate only to specific dates or periods of time prior to the Closing Date, in which case, as of such earlier date) and (b) the remaining representations and warranties of the Sellers and the Company Parties contained in Article II, Article III and Article IV shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing (except for such representations and warranties which, by their express terms, relate only to specific dates or periods of time prior to the Closing Date, in which case, as of such earlier date); provided, however, that clause (b) of this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each of the covenants, obligations and agreements of the Sellers and the Company Parties required by this Agreement to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.
(b)            Payoff Letters.  The Sellers' Representative, with respect to the Repaid Indebtedness, shall have delivered to Buyer executed Payoff Letters evidencing the full repayment of such Repaid Indebtedness and the release of all Liens related thereto.
(c)            HSR Act; Governmental Approval
(i)            All required filings under the HSR Act shall have been completed and any applicable waiting periods shall have expired or been terminated.
(ii)            All Governmental Authorities, the consent of which is necessary under any applicable Government Rule, including Competition Laws, for the consummation of the transactions contemplated by this Agreement shall have consented to the transactions contemplated by this Agreement.
(d)            Litigation.  There shall exist no (i) injunction, writ, judgment or preliminary restraining order or other order  issued by a Governmental Authority or court of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or (ii) pending or threatened injunction, writ, preliminary restraining order, or other order or decree of,  or any action before, any Governmental Authority seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.
(e)            Consents.  At or prior to Closing, the Sellers shall have received and delivered, or shall cause the Company Parties to receive and deliver, to Buyer all of the consents, approvals and authorizations set forth on Schedule 6.01(e), in each case, in form and substance reasonably acceptable to Buyer.
(f)            Termination of Certain Arrangements.  At or prior to the Closing, the Sellers shall, or shall cause the Company Parties to, provide evidence of termination without any further obligation on the part of any Company Party, pursuant to a termination agreement in a form reasonably acceptable to Buyer of the each of the contracts set forth on Schedule 6.01(f).
(g)            Material Adverse Effect.  There shall not have been or occurred since December 31, 2014, a Material Adverse Effect.
(h)            Other Condition.  The condition set forth on Schedule 6.01(h) shall have been satisfied.
(i)            Other Transaction Documents.  The Sellers shall have delivered to Buyer (i) a counterpart signature page to the assignment of the Seller Class A Interests from each Seller (other than the Blocker Sellers), and stock powers duly executed in blank from the Blocker Sellers with respect to the Blocker Shares, each in a form reasonably acceptable to Buyer, (ii) letters of resignation from each member of the board of directors or other governing body and such officers of each Company Party as requested by Buyer not less than five (5) Business Days prior to the Closing Date, (iii) a certificate signed by an executive officer of the Sellers' Representative in a form reasonably acceptable to Buyer, dated as of the Closing Date, stating that the conditions specified in Section 6.01(a) have been satisfied and (iv) the original corporate record books of the Company Parties to the extent not in the possession of the Company Parties as of the Closing.
6.02.            Conditions Precedent to Obligations of the Sellers.  The Sellers' obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived (to the extent permitted by applicable Governmental Rule) in writing by the Sellers' Representative:
(a)            Performance and Compliance.  Each of the (a) representations and warranties contained in Sections 5.01 (Organization), 5.02 (Power and Authority), 5.03 (Execution and Enforceability) and 5.05 (Brokers), shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing (except for such representations and warranties which, by their express terms, relate only to specific dates or periods of time prior to the Closing Date, in which case, as of such earlier date) and (b) the remaining representations and warranties of Parent or Buyer contained in Article V shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing (except for such representations and warranties which, by their express terms, relate only to specific dates or periods of time prior to the Closing Date, in which case, as of such earlier date); provided, however, that clause (b) of this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent or delay the ability of Buyer to consummate the transactions contemplated hereby in any material respect.
(b)            HSR Act; Governmental Approval
(i)            All required filings under the HSR Act shall have been completed and any applicable waiting periods shall have expired or been terminated.
(ii)            All Governmental Authorities, the consent of which is necessary under any applicable Government Rule, including Competition Laws, for the consummation of the transactions contemplated by this Agreement shall have consented to the transactions contemplated by this Agreement.
(c)            Litigation.  There shall exist no (i) injunction, writ, judgment or preliminary restraining order or other order  issued by a Governmental Authority or court of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or (ii) pending or threatened injunction, writ, preliminary restraining order, or other order or decree of,  or any action before, any Governmental Authority seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.
(d)            Other Transaction Documents.  Buyer shall have delivered to the Sellers' Representative a certificate signed by an executive officer of Buyer, in a form reasonably acceptable to the Sellers' Representative, dated as of the Closing Date, stating that the conditions specified in Section 6.02(a) have been satisfied.
(e)            Purchase Price.  Buyer shall have delivered the Purchase Price in accordance with Section 1.03.
6.03.            Conduct of Business Prior to Closing.  At all times prior to the Closing Date, unless Buyer otherwise agrees in writing, the Sellers shall, and shall cause each of the Company Parties and Blockers to:
(a)            operate their respective businesses only in the ordinary course of business;
(b)            not transfer, issue, sell, pledge, encumber or dispose of equity interests in the Company Parties or Blockers or grant options, warrants, calls or other rights to purchase or otherwise acquire equity interests in the Company Parties or Blockers;
(c)            not effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company Parties or Blockers, or amend the terms of any outstanding securities of the Company Parties or Blockers;
(d)            not amend the operating agreement, certificate of formation, certificate of incorporation or by-laws or equivalent organizational or governing documents of the Company Parties or Blockers;
(e)            not (i) grant, or commit to grant, any increases in compensation or benefits for any of its current or former employees, except (A) as may be required under existing employment agreements, (B) such increases as are granted in the ordinary course of business to non-executive management employees, (C)  percentage salary increases to executive management employees consistent with the percentage increase granted to non-executive management employees or (D) any stay or similar bonus that either constitutes Company Transaction Expenses or are paid by the Company Parties prior to the Closing, (ii) establish, adopt, enter into or amend any collective bargaining or similar agreement covering any of its employees, any Plan or any other plan, policy, agreement or arrangement for the benefit of any current or former employee, except as required to comply with applicable Governmental Rules or as made in the ordinary course of business, or (iii) hire or offer employment to any Specified Individual other than to replace a terminated Specified Individual;
(f)            use their commercially reasonable efforts to preserve their respective business organizations intact;
(g)            other than in the ordinary course of business at the Company Parties' reasonable discretion, not sell, license, abandon, fail to maintain, covenant not to assert or otherwise dispose of any Company IP Rights;
(h)            (x) in respect of calendar year 2015, other than those set forth on Schedule 6.03(h), not enter into any commitment for capital expenditures of Company Parties or Blockers in excess of $100,000 for any individual commitment and $250,000 for all commitments in the aggregate and (y) in respect of calendar year 2016 or thereafter, not enter into any commitment for capital expenditures that are greater than $1,000,000 in any calendar quarter and $3,000,000 in the aggregate in any calendar year;
(i)            use commercially reasonable efforts to maintain in full force and effect all Business Permits and insurance policies in such amounts and of such kinds comparable to that in effect on the date of this Agreement;
(j)            not terminate, cause the termination of, materially modify or amend, renew or extend any Business Agreement, other than in the ordinary course of business;
(k)            not terminate, cause the termination of, materially modify or amend, renew or extend any Material Real Property Lease, unless in each case such action is in the ordinary course of business;
(l)            not enter into any contract or agreement providing for the sale of any Owned Real Property;
(m)            except for transfers of cash pursuant to normal cash management practices in the ordinary course of business, not make any investments in or loans to any Related Persons;
(n)            not enter into or agree to enter into any merger or consolidation with any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person (other than a Subsidiary);
(o)            not settle or compromise any pending or threatened Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that would, individually or in the aggregate, reasonably be expected to be greater than $100,000;
(p)            not cancel or compromise any debt or waive or release any material right of the Company Parties or Blockers except in the ordinary course of business;
(q)            not (i) make, change or revoke any Tax election, settle or compromise any Tax claim or Liability or enter into a settlement or compromise, or change (or make a request to change) any material aspect of its method of accounting for Tax purposes, (ii) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice, or (iii) take any action, or allow any action to be taken that would change the entity classification of a Company Party or Blocker for U.S. federal, state, local or non-U.S. tax purposes;
(r)            not commit or agree in writing to do any of the foregoing; and
(s)            promptly inform Buyer of the occurrence of any Event or the existence of any condition which has had or is likely to have a Material Adverse Effect.
6.04.            Access to Information.  At all times prior to the earlier of the termination of this Agreement and the Closing Date, the Sellers will cause the Company Parties and Blockers to furnish to Parent, Buyer and their respective advisors and representatives (i) reasonable access during normal business hours to the assets, properties, books and records of the Company Parties and Blockers and the Sellers shall, and shall cause the Company Parties and Blockers to, permit Parent and Buyer and their respective representatives to make such inspections as Parent or Buyer may reasonably require, and (ii) all such information concerning the Company Parties and Blockers as any of them may reasonably request; provided, however, that any such access shall be upon reasonable advance notice during normal business hours and in such a manner as not to interfere with the normal operations of the Company Parties.  Notwithstanding anything to the contrary in this Agreement, no Company Party shall be required to disclose any information to Buyer, or its authorized representatives, if doing so would reasonably be expected to violate any Governmental Rule to which the Company or any Subsidiary is a party or to which the Company or any Subsidiary are subject.
6.05.            Exclusivity.  During the period from the date of this Agreement through the earlier to occur of the Closing Date and the earlier termination of this Agreement pursuant to Article IX, the Sellers shall not, and shall cause the Company Parties and Blockers not to, and shall use reasonable best efforts to cause its and their respective Affiliates, officers, directors, employees, agents, advisors or representatives not to, encourage or authorize any Person to, commence or continue any discussions or negotiations with, or solicit, initiate, or knowingly encourage the submission of any proposal or offer from, any Person (other than Parent, Buyer and their respective representatives) relating to the acquisition of all or any material portion of the Class A Interests or Blocker Shares or assets of the Company Parties taken as a whole (including any acquisition structured as a merger, consolidation, or share exchange), and the Sellers shall not, and shall cause the Company Parties and Blockers not to, enter into any letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than Parent or Buyer with respect to any such acquisition.  Any breach of the provisions of this Section 6.05 by any Affiliate, officer, director, employee, agent, advisor or representative of any Seller shall be deemed a breach by the Sellers.
6.06.            Commercially Reasonable Efforts; Cooperation.  Subject to the terms and the conditions set forth in this Agreement, each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions to Closing set forth herein and to consummate the transactions contemplated hereby, including the execution and delivery of any Transaction Documents, other documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.  Without limiting the generality of the foregoing, the Company shall, and the Sellers shall cause the Company to, comply with the requirements of Schedule 6.06.
6.07.            Competition Law Covenants.
(a)            Each of the parties hereto agrees to make an appropriate filing of a Pre-Merger Notification and Report Form under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable, but in no event later than ten (10) Business Days after the date hereof; to request early termination of any applicable waiting period; and to respond as promptly as practicable to any request for additional information and documentary material that may be made by a Governmental Authority pursuant to the HSR Act.  Buyer acknowledges and agrees that it shall pay and shall be solely responsible for the payment of all filing fees for the filing under the HSR Act and any fees, costs and expenses of any non-legal antitrust advisors engaged (either individually or jointly) by Buyer, Sellers or the Company, or any of their respective representatives or advisors, in connection with the transactions contemplated by this Agreement (provided, however, that Buyer shall not be responsible for the fees, costs or expenses of any non-legal advisor engaged by Sellers or the Company without the prior written consent of Buyer).
(b)            Each of the parties hereto, as promptly as practicable, shall make, or cause to be made, all other filings and submissions under Governmental Rules applicable to it, or to its subsidiaries and Affiliates, as may be required for it to consummate the transactions contemplated herein, including complying with any request for additional information pursuant to 15 USC Section 18a(e)(1)(a) (a "Second Request"), and use its reasonable best efforts to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Governmental Authorities necessary to be obtained by it, or its subsidiaries or Affiliates, in order for it to consummate the transactions contemplated by this Agreement.
(c)            Subject to Section 6.07(d), each of the parties hereto shall each use its reasonable best efforts to (x) avoid the entry of, or to have vacated or terminated, any Governmental Order, that would restrain, prevent or delay the Closing, including defending through litigation on the merits any claim asserted in any court by any party, including a Governmental Authority and (y) take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Governmental Rule (the "Competition Law"), that may be asserted by any Governmental Authority with respect to the transactions contemplated herein so as to enable the Closing to occur as soon as reasonably possible. Subject to Section 6.07(d), "reasonable best efforts" shall for purposes of this Section 6.07(c) require Buyer through the Outside Date to defend through litigation on the merits any claim asserted in court by any Governmental Authority in order to avoid entry of, or to have vacated or terminated, any  Governmental Order that would prevent the Closing.  The parties hereto shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in paragraphs (a) and (b) above.  The parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.  Each of Buyer and the Company agree to respond as promptly as practicable to, and comply with, any request for additional information or documents under the HSR Act, including a Second Request.
(d)            Notwithstanding anything to the contrary contained in this Agreement, (i) in no event shall Buyer be required to agree to or otherwise enter into any agreement, consent decree or other commitment requiring Buyer or any of its Affiliates or any Company Party to hold separate or divest or enter into any licensing, leasing or similar arrangement or otherwise agree to restrictions or limitations with respect to, any of its  businesses, product lines, licenses, operations or other assets that would, individually or in the aggregate, result in a Burdensome Condition on the business of the Company Parties, taken as a whole, or Buyer's casket business, and (ii) neither the Company Parties nor Sellers shall, without Buyer's prior written consent, commit to any divestiture transaction or agree to any restriction on the Company Parties' business at the request of a Governmental Authority in connection with its review of the transactions contemplated hereby under an applicable Competition Law.  One or more actions or requirements of divesting, disposing of, leasing, licensing or transferring any assets or entities, entering into hold-separate agreements, or agreeing to other restrictions or limitations (including material changes in any customer relationship or agreement) in order to satisfy the parties' obligations under Section 6.07(c)  (collectively, "Remedial Actions") shall constitute a "Burdensome Condition" if and to the extent such Remedial Actions, individually or in the aggregate with all other Remedial Actions taken together, would reasonably be expected to result in an annual loss of gross revenues to the Company Parties and Buyer in the aggregate in excess of Fifteen Million Dollars ($15,000,000) (the "Remedial Action Threshold"); provided that Buyer shall not agree to any Remedial Action in excess of the Remedial Action Threshold without the prior written consent of the Company and Buyer shall only take the minimal Remedial Actions required by the applicable Governmental Authority.  Nothing in this Section 6.07 shall require Parent, Buyer, the Company or their respective subsidiaries to take or agree to take any action with respect to its assets, businesses or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.
(e)            If any Remedial Actions required to be taken pursuant to this Section 6.07 are consummated, the Purchase Price shall be reduced by an amount equal to (to the extent a positive number) one-half of (x) 1.14 multiplied by the gross revenue of the assets, businesses and entities subject to such Remedial Actions less, (y) in the case of Remedial Actions involving the divestiture, disposal, leasing, licensing or transferring of any assets or entities, the aggregate amount of net proceeds received by Buyer and its Affiliates from the purchasers, transferors or other counterparties in connection with the consummation of such Remedial Actions.  Buyer shall use its commercially reasonable efforts to maximize the value of any divestiture, disposal, leasing, licensing or transferring of any assets or entities in connection with a Remedial Action.
(f)            Each party hereto shall promptly inform the other parties of any communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. To the extent permitted by Governmental Rule, each party shall permit the other party to review in advance any proposed material communication to any Governmental Authority.  If any party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.  None of the parties to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Buyer will advise the Sellers' Representative promptly in respect of any understandings, undertakings or agreements (oral or written) which Buyer proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement.
6.08.            Release and Covenant Not to Sue.
(a)            Sellers, on behalf of themselves, their Affiliates and any predecessors, successors and assigns of Sellers or any of their Affiliates (collectively, the "Seller Related Parties"), hereby unequivocally, irrevocably and unconditionally releases, surrenders, acquits and forever discharges the Company Parties, Blockers, Parent, Buyer and their respective subsidiaries and each of their respective officers, directors, employees, agents and representatives and the successors and assigns of all of the foregoing (each, a "Buyer Released Party" and, collectively, the "Buyer Released Parties"), from any and all Liabilities to the Seller Related Parties, whether or not known, suspected, foreseen or unforeseen, relating in any way to or in connection with any matter or thing at any time prior to or as of the Closing (the "Released Claims"); provided that this Section 6.08 shall not release Buyer from Liabilities arising out of this Agreement, fraud or willful misconduct.
(b)            The Sellers, on behalf of each of the Seller Related Parties, hereby unequivocally, unconditionally and irrevocably agrees not to, directly or indirectly, initiate proceedings with respect to, institute, assert or threaten to assert any Released Claim against any of the Buyer Released Parties. This Section 6.08 shall constitute a complete defense to any Released Claim.
(c)            Buyer and Parent, on behalf of themselves, their respective Affiliates and any predecessors, successors and assigns of Buyer, Parent or any of their Affiliates (collectively, the "Buyer Related Parties"), hereby unequivocally, irrevocably and unconditionally releases, surrenders, acquits and forever discharges the Sellers and their respective Affiliates, subsidiaries and each of their respective officers, directors, employees, agents and representatives and the successors and assigns of all of the foregoing (each, a "Seller Released Party" and, collectively, the "Seller Released Parties"), from any and all Liabilities to the Buyer Related Parties for Released Claims; provided that this Section 6.08 shall not release the Sellers from Liabilities arising out of this Agreement, fraud or willful misconduct.
(d)            Buyer and Parent, on behalf of each of the Buyer Related Parties, hereby unequivocally, unconditionally and irrevocably agrees not to, directly or indirectly, initiate proceedings with respect to, institute, assert or threaten to assert any Released Claim against any of the Seller Released Parties. This Section 6.08 shall constitute a complete defense to any Released Claim.
(e)            The Sellers, on behalf of themselves and each of the Seller Related Parties, and Parent and Buyer, on behalf of themselves and each of the Buyer Related Parties, hereby expressly waives any rights or benefits that all of them or any of them, might otherwise have under Section 1542 of the California Civil Code or any other similar statute or law of California or any other state or federal jurisdiction, to the full extent that such rights and benefits may be waived. Section 1542 of the California Civil Code reads as follows: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known to him must have materially affected his settlement with the debtor.
(f)            Each of the Buyer Released Parties and Seller Released Parties shall be deemed a third-party beneficiary of this Section 6.08 and shall be entitled to enforce the provisions hereof as if it were a party hereto.
6.09.            Payoff of Company Indebtedness.  The Sellers' Representative will deliver to Buyer, not later than three (3) Business Days prior to the Closing Date, payoff letters (the "Payoff Letters") with respect to Repaid Indebtedness, which letters shall specify (a) the aggregate amount required to be paid in order to repay in full the Company Indebtedness related to such Payoff Letter (including any and all accrued but unpaid interest and prepayment penalty obligations due upon repayment), (b) payment instructions on the projected Closing Date, as well as the per diem amount to be added thereto in the event that the actual Closing Date is a date subsequent to the projected Closing Date and (c) wire instructions to make such payoff.  Each such Payoff Letter shall include customary undertakings to release in full, upon payment of the amounts set forth in such Payoff Letters, all Liens securing the Company Indebtedness related to such Payoff Letter and to promptly prepare and file with the appropriate Governmental Authority such instruments as may be required to effect or evidence such release or shall include authorization for the Company Parties or another party designated by the Company Parties to prepare and file any such instruments.
6.10.            Payment of Company Transaction Expenses.  The Sellers' Representative will deliver to Buyer, not later than three (3) Business Days prior to the Closing Date: (a) invoices reflecting each of the amounts of the Company Transaction Expenses to be paid by Buyer at Closing and (b) wire instructions to make such payment.
6.11.            280G Vote.  Prior to the Closing, the Company shall (i) use reasonable best efforts to obtain from each "disqualified individual" (as defined in Section 280G(c) of the Code) a waiver by such individual of any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that such payments and benefits would not be "excess parachute payments" under Section 280G of the Code and (ii) submit to its interestholders for a vote all such waived payments in a manner such that, if such vote is adopted by the interestholders in a manner that satisfies the equityholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, no payment received by such "disqualified individual" would be a "parachute payment" under Section 280G(b) of the Code. Such vote shall establish the "disqualified individual's" right to the payment or other compensation. In addition, the Company shall provide adequate disclosure to interestholders entitled to vote of all material facts concerning all payments that, but for such vote, could be deemed "parachute payments" to any such "disqualified individual" under Section 280G of the Code in a manner intended to satisfy Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder.
6.12.            FIRPTA Certificate.  On or prior to the Closing, the Company, the Blockers, and/or the Sellers, as applicable, shall provide to Buyer certificates in compliance with the Treasury Regulations promulgated under Section 1445 of the Code and in form and substance reasonably satisfactory to Buyer certifying that withholding is not required, (a) in the case of the Blocker Sellers, with respect to the transfer of the Blocker Shares, and (b) in the case of all other Sellers, with respect to the transfer of the Seller Class A Interests. In the event that the Company, a Blocker or a Seller is unable to provide such a certificate, Buyer's sole remedy shall be to make an appropriate withholding under Sections 897 and 1445 of the Code.

ARTICLE VII
CERTAIN POST-CLOSING MATTERS
7.01.            Access to Information.  After the Closing, Buyer will cause the Company Parties and Blockers to make available to the Sellers' Representative for any legitimate business purpose any and all books and records of the Company Parties and Blockers existing on the Closing Date; provided, that such access will be upon reasonable prior notice, during normal business hours, at the Sellers' expense and conducted in a manner so as not to unreasonably interfere with the Company Parties' business.  Buyer will cause the Company Parties to hold all of such books and records for a period of five (5) years from the Closing Date.
7.02.            Employee Matters.
(a)            Each individual who is employed by a Company Party immediately prior to the Closing Date shall remain an employee of such Company Party following the Closing Date (each such employee, an "Affected Employee"); provided, however, that this Section 7.02(a) shall not be construed to limit the ability of the applicable employer to terminate the employment of any Affected Employee following the Closing Date in accordance with applicable law.
(b)            Buyer shall, or shall cause the applicable Company Party to, give Affected Employees full credit for purposes of eligibility under any employee benefit plans or arrangements maintained by Buyer or any Company Party providing benefits to any Affected Employee after the Closing to the same extent such service credit was granted under the corresponding Plan immediately prior to the Closing Date with respect to eligibility, except to the extent any such service credit would result in the duplication of benefits.
(c)            Buyer shall, or shall cause the Company Parties to, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date (collectively, the "Post-Closing Plans"), other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Affected Employees immediately prior to the Closing Date and as if the transactions contemplated by this Agreement had not taken place.
(d)            Subject to the requirements under applicable Governmental Rules or any applicable collective bargaining agreement, during the period commencing at the Closing and ending on the date that is twelve (12) months from the Closing, Buyer shall and shall cause the applicable Company Party to provide Affected Employees with (i) base salary or wages substantially the same as those in effect immediately prior to the Closing, and (ii) health and welfare benefits (other than severance benefits) substantially comparable in the aggregate to those offered by the applicable Company Party immediately prior to the Closing.
(e)            Nothing in this Section 7.02 shall (i) confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties hereto and their respective successors and assigns, (ii) be deemed or construed to require Buyer or any Company Party to continue to employ any particular employee of any Company Party for any period following the Closing, (iii) be deemed or construed to limit the right of Buyer or any Company Party to terminate the employment of any Affected Employee during any period following the Closing or (iv) establish, modify or amend any Plan.
7.03.            Tax Matters.
(a)            Indemnification.  The Kohlberg Sellers, jointly and severally, shall indemnify the Seller Indemnitees and hold them harmless from and against (without duplication), any and all Taxes and Losses, to the extent that such Taxes or Losses are not included in Final Working Capital, attributable to: (i) all Taxes (or the non-payment thereof) of any Company Party or Blocker for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (each a "Pre-Closing Tax Period"); (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company Party or Blocker (or any predecessor of a Company Party or Blocker) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Governmental Rule; and (iii) any and all Taxes of any Person (other than a Company Party or Blocker) imposed on a Company Party or Blocker as a transferee or successor, by contract, or pursuant to any Governmental Rule, which Taxes relate to an event or transaction occurring before the Closing.
(b)            Tax Periods Ending on or Before the Closing Date.  Sellers' Representative shall prepare or cause to be prepared and timely file or cause to be timely filed all Income Tax Returns for the Company Parties or Blockers for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date in a manner consistent with past practice, and shall provide copies of such Tax Returns to Buyer for review at least 15 days prior to the filing date (after giving effect to any valid extensions).  Sellers' Representative (on behalf of the Sellers) will timely pay the amount of all Taxes set forth on such Tax Returns described in this Section 7.03(b), less the amount of any such Taxes that are included in the calculation of Final Working Capital.
(c)            Tax Periods Beginning Before and Ending After the Closing Date.
(i)            Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed any Income Tax Returns of the Company Parties and Blockers for Tax periods which begin on or before the Closing Date and end after the Closing Date ("Straddle Period Tax Returns") and all Tax Returns for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date other than Income Tax Returns ("Other Pre-Closing Tax Returns").
(ii)            Buyer will submit any such Straddle Period Tax Returns or Other Pre-Closing Tax Returns to the Sellers' Representative for review and approval at least 30 days prior to the filing date (after giving effect to any valid extensions); provided, however, that if the time period for filing any such Tax Return is less than 30 days after the end of the relevant taxable period, including valid extensions (a "Short-Period Straddle or Other Return"), Buyer shall submit such Tax Return to Sellers' Representative within a time period that provides Sellers' Representative with a reasonable period of time to review and comment on such Tax Return.  Within 15 days after receipt of such Tax Returns (or, with respect to any Short-Period Straddle or Other Return, within a reasonable time period after Sellers' Representative's receipt of such Tax Return, taking into account the due date of such Short-Period Straddle or Other Return), the Sellers' Representative will give written notice to Buyer of any dispute with respect to such Tax Returns.  Buyer and the Sellers' Representative will promptly attempt to resolve any disputes with respect to such Tax Returns; provided, that if they are unable to do so within 5 days after delivery of notice of the dispute, such disputed items will be resolved by the CPA Firm.  Sellers' Representative (on behalf of the Sellers) will pay to Buyer on or before the date which is the later of 10 days before the due date of such Straddle Period Tax Return or Other Pre-Closing Tax Return (after giving effect to any valid extensions), or five days after the final resolution of any dispute, the amount of Taxes as set forth on such Tax Return that are attributable to the Pre-Closing Tax Period, less the amount of any such Taxes that are included in the calculation of Final Working Capital.
(d)            Straddle Period / Allocation of Company Income.
(i)            In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes of a Company Party or Blocker based on or measured by income, receipts, sales, or payroll of a Company Party or Blocker for the Pre-Closing Tax Period shall be determined based on an interim closing of the books of the applicable Company Party or Blocker as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company Party or Blocker holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of a Company Party or Blocker for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the relevant Straddle Period from the beginning of such period up to and including the Closing Date, and the denominator of which is the number of days in the relevant Straddle Period.
(ii)            To the maximum extent permitted by applicable Governmental Rule, for purposes of determining allocations of income, gain, loss, deduction and credit of the Company Parties on a pass-through basis ("Pass-Through Allocations") the taxable year of the Company Parties shall be treated as ending at the end of the day on the Closing Date.  In any jurisdiction in which a closing of the taxable year at the end of the Closing Date is not required or permitted for purposes of determining Pass-Through Allocations, all items of income, gain, loss, deduction and credit of the Company Parties for the taxable year that includes the Closing Date shall be determined based on an interim closing of the books as of the end of the day on the Closing Date.  Sellers shall take into account for relevant Tax purposes and shall include on their Tax Returns their allocable shares of Pass-Through Allocations determined pursuant to this Section 7.03(d)(ii) for the taxable period (or portion thereof) ending at the end of the Closing Date.
(e)            Tax Controversies.  Unless Buyer has previously received written notice from the Sellers' Representative of the existence of any Tax Matter (as defined below), Buyer shall notify the Sellers' Representative of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period for which the Sellers may be liable under this Agreement (such inquiry, claim, assessment, audit or similar event, a "Tax Matter"); provided, however, that no failure to give such notice shall relieve the Sellers of any liability hereunder except to the extent, if any, that the rights of the Sellers with respect to such claim are materially actually prejudiced thereby.  The Sellers' Representative shall have the authority to represent the interests of a Company Party or Blocker and shall have the right to control of the defense, compromise or other resolution of any Tax Matter relating solely to a Pre-Closing Tax Period (other than a Straddle Period); provided, however, that Buyer shall be entitled to fully participate in such Tax Matter at its own expense.  Buyer shall have the authority to represent the interests of a Company Party or Blocker and shall have the right to control the defense, compromise or other resolution of any Tax Matter relating to a Straddle Period; provided however, that, the Sellers' Representative shall be entitled to fully participate in such Tax Matter at its own expense.  Each party shall keep the other parties reasonably informed, to the extent practicable, with respect to the commencement, status and nature of any Tax Matter to which a party is entitled to control pursuant to this Section.  The Sellers' Representative and Buyer shall not (and shall not allow) the settlement of any Tax Matter it controls without the prior written consent of Buyer or Sellers' Representative, as the case may be, such consent not to be unreasonably withheld, conditioned or delayed.  In the event that either Buyer or Sellers' Representative does not assume representation of a Company Party or Blocker in a Tax Matter that it is entitled to control pursuant to this Section 7.03(e), the other party may assume the control of such Tax Matter; provided however, that such party may not settle (or allow the settlement of) such Tax Matter without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.  This Section shall control responsibility for Tax Matters notwithstanding any other provision of this Agreement to the contrary.
(f)            No Amendment of Pre-Closing Tax Period Tax Returns.  Neither Buyer nor any of its Affiliates (including, after the Closing, the Company Parties and the Blockers) shall amend or refile any Tax Return of a Blocker or a Company Party for any Pre-Closing Tax Period without the prior written consent of the Sellers' Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
(g)            Refunds.  The Blocker Sellers shall be entitled to any credits and refunds (including any interest thereon) received by a Blocker in respect of any Pre-Closing Tax Period, solely to the extent that the amount of such credit or refund (and any interest thereon) exceeds the amount reflected as an asset with respect to such credit or refund on the statement of Final Working Capital.  Buyer agrees that, upon written request of Seller Representative and at the sole cost and expense of Blocker Seller, it shall apply for any such credit or refund and further agrees that it will not elect to (i) carry forward any such credit or refund amount to reduce Taxes of a Blocker or Company Party for any Tax period (or portion thereof) that begins after the Closing Date; or (ii) carry forward any net operating losses from a Pre-Closing Tax Period to a Tax period that begins on or after the Closing Date if such net operating losses, credit or refund could be utilized to obtain a refund for a Pre-Closing Tax Period.  Buyer shall cause a Tax refund that is recognized or received with respect to a Pre-Closing Tax Period and which Blocker Sellers are entitled pursuant to this Section 7.03(g) to be paid to the Sellers' Representative (for distribution to the Blocker Sellers) promptly after it is received.  At the time that the Sellers' Representative files each Blocker's Income Tax Return pursuant to Section 7.03(b), each Blocker shall either (i) properly carry back any net operating loss from its 2013 tax year to offset income from its 2012 tax year; or (ii) properly elect to relinquish the carry back period with respect to such net operating loss.  Notwithstanding anything to the contrary in this Agreement, Blocker Sellers shall not be entitled to any credit or refund relating to a Pre-Closing Tax Period to the extent that such credit or refund relates to any net operating loss or credit that is carried back to the Pre-Closing Tax Period from a taxable period (or portion thereof) ending on or after the Closing Date, and Blocker Sellers shall not be entitled to any payment with respect to the use or application in a taxable period ending after the Closing Date, subject to the limitations provided in (i) and (ii) of this Section 7.03(g), of a net operating loss or credit that arises in a Pre-Closing Tax Period.
(h)            Cooperation on Tax Matters.  Buyer, the Company Parties, Blockers and Sellers' Representative shall cooperate as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include (i) the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding; (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; and (iii) the execution and delivery of such powers or attorney and other documents as are necessary to carry out the intent of this Section 7.03(h). Any information obtained under this Section 7.03(h) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Tax proceeding.
(i)            Access to Books and Records. Notwithstanding anything in this Agreement to the contrary, each of Buyer, each Blocker and each Company Party shall (i) use its reasonable best efforts to properly retain and maintain the Tax and accounting records of the Company Parties and the Blockers that relate to Pre-Closing Taxable Periods for five (5) years and shall thereafter provide the Sellers' Representative with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (ii) transfer such records to the Sellers' Representative at the sole cost and expense of Sellers' Representative upon its written request prior to any such destruction, abandonment or disposition and (iii) allow the Sellers' Representative and its Affiliates and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records solely relating to a Pre-Closing Tax Period as the Sellers' Representative may deem necessary or appropriate in order to file any Tax Return or defend any Tax Matter relating to a Pre-Closing Tax Period; provided, however, that in all cases, such activities are to be conducted by the Sellers' Representative during normal business hours and at the Sellers' sole expense.  Any information obtained under this Section 7.03(i) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Tax proceeding.
(j)            Transfer Taxes.  All sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer, or similar Taxes (collectively, "Transfer Taxes") incurred as a result of the sale and purchase of Seller Interests pursuant to this Agreement shall be borne equally between the Sellers (as one party) and Buyer (as one party).  All costs and expenses incurred with respect to the preparation and filing of any Tax Returns relating to such Transfer Taxes shall be borne equally between the Sellers (as one party) and Buyer (as one party).  The Buyer, Sellers and Sellers' Representative shall each use their commercially reasonable efforts to cooperate with the other in mitigating the amount of any such Transfer Taxes and in the preparation, execution, and filing of all Tax Returns and other documents required in connection with such Transfer Taxes.
(k)            Tax Sharing Agreements.  Sellers shall cause all tax-sharing agreements or similar agreements with respect to or involving any Company Party or Blocker to be terminated as of the Closing and, Sellers shall ensure that after the Closing, no Company Party or Blocker shall be bound thereby or have any liability thereunder.
(l)            Section 754 Election.  In the event that Buyer reasonably determines that an Income Tax Return is required to be filed with respect to the Company for a taxable period ending on the Closing Date, the Company shall, at the written direction of Buyer provided to the Sellers' Representative no later than thirty (30) days prior to the due date (including extensions) of the Company's federal income Tax Return for the Tax period ending on the Closing Date (the "Section 754 Notice"), file its federal (and applicable state and local) Income Tax Return so that an election under Section 754 of the Code (and any corresponding provision of state and local income Tax law) (the "Section 754 Election") is in effect with respect to the Company for the taxable period that ends on the Closing Date.  If Buyer timely provides the Section 754 Notice to Sellers' Representative, Buyer shall also prepare (or may instruct the preparer of the Company's federal income Tax Return for the Tax period ending on the Closing Date to prepare at Buyer's expense) all documentation necessary to properly make the Section 754 Election, and the Seller authorized to sign the federal income Tax Return of the Company shall cooperate in good faith in any manner reasonably requested by Buyer.  The Sellers and Buyer acknowledge and agree that Buyer, in its sole discretion, shall be entitled to cause a Section 754 Election to be made with respect to any Income Tax Return of the Company for a taxable period ending after the Closing Date.
(m)            Entity Classification.  The Sellers shall not take or allow to be taken any action that would result in a change in the entity classification of the Company Parties set forth on Schedule 4.07(t) of the Disclosure Schedule as of the date of execution of this Agreement.
(n)            Withholding and Payroll Taxes on Compensatory Payments. Notwithstanding anything to the contrary in this Agreement or any other agreement ancillary to this Agreement, to the extent that an amount is paid or is payable to an Optionholder (or any other service provider of any Company Party or Blocker)  or to the Sellers' Representative for the benefit of any Optionholder (or any other service provider of any Company Party or Blocker) pursuant to this Agreement or any other such ancillary agreement and such amount may be subject to payroll and employment tax withholding under applicable law (e.g., such amounts are payable by the Sellers' Representative to an employee or former employee of a Company Party or Blocker and those amount are treated as "wages" under Code Sections 3121, 3306, or 3402), then, the Sellers' Representative shall deliver written notice to Buyer of the type and gross amount of each such payment and the identity of the payee (a "Payment Notice") and shall cause, to the extent that the amount of such payment, or any portion thereof, has not been included in determining the amount of Company Transaction Expenses or in determining Final Working Capital, the gross amount of such payment to be delivered to an account or accounts of one or more of Buyer, Company Party, or any Affiliate thereof as instructed by Buyer (or, if applicable, direct Buyer to retain such amounts from payments otherwise due to the Sellers' Representative for purposes of making the payments contemplated hereby) and, provided further, that the Sellers' Representative (on behalf of the Sellers) shall pay to Buyer, any Company Party, or any Affiliate thereof (as instructed by Buyer) the amount of the employer's share of any employment or payroll taxes incurred by or imposed upon any of them (the "Seller Payroll Taxes") along with any additional payment necessary so that the net amount retained by Buyer, the Company Party, or Affiliate (as the case may be) after payment of all Tax resulting from the receipt of such payment and payments described in this proviso is equal to the Seller Payroll Taxes, all as reasonably calculated by Buyer.  On the first payroll date that is at least five (5) Business Days after its receipt of a Payment Notice and all amounts due under this Section 7.03(n) in respect of the payments contemplated thereby, Buyer shall, or shall cause a Company Party or Affiliate to, make all payments as directed in such Payment Notice through the applicable payroll system of Buyer, Company Party, or Affiliate and make all applicable employment and payroll tax withholding on such amounts in accordance with applicable law.  The sole obligation of Buyer and Company Parties with respect to the payments contemplated by this Section 7.03(n) is to deliver such payments to the applicable payees (net of applicable Taxes) in accordance with Payment Notices and no such Person will have any liability whatsoever to the Sellers' Representative, any Seller or any payee with respect to any payment that is so delivered.
7.04.            Confidentiality; Non-Competition and Non-Solicitation.
(a)            For the period set forth on Schedule 7.04(a) from and after the Closing Date the Sellers shall, and shall take all reasonable action to cause their Affiliates and officers, directors, employees and advisors (collectively, the "Representatives"), (i) not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or Parent or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer or Parent, any Confidential Information and (ii) to keep confidential any Confidential Information relating primarily to the Business, except for any such information that (A) is available to the public on the Closing Date, (B) thereafter becomes available to the public other than as a result of a disclosure by the Sellers or any of its Representatives in breach of this provision (other than pursuant to a legal obligation to do so or in connection with the enforcement of its rights under this Agreement), or (C) is or becomes available to the Sellers or any of its Representatives on a non-confidential basis from a source that is not prohibited from disclosing such information to such Representative by a legal, contractual or fiduciary obligation to Buyer or the Company; provided, that nothing contained in this Section 7.04(a) shall prohibit the Sellers from (i) disclosing information to its investors in order to comply with such Seller's reporting obligations to such investors so long as such investors agree to abide by the restrictions contained in this Section 7.04  or substantially similar confidentiality restrictions and (ii) disclosing any information should the Sellers or any such Representative be required to disclose any such information in response to a Governmental Order or as otherwise required by Governmental Rule or administrative process; provided, that in any such case described in clause (ii) of this sentence it shall inform Buyer and Parent in writing of such request or obligation as soon as reasonably practicable after the Sellers are informed of it and, if reasonably practicable, before any information is disclosed, and Buyer or Parent may seek a protective order or other appropriate remedy at Buyer's sole cost and expense to prevent such disclosure.  If a Seller or such Representative is obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.  For purposes of this Section 7.04(a), "Confidential Information" means any information relating primarily to the Business, including methods of operation, customers, customer lists, products, prices, fees, discounts, rebates, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, strategies (including specifically those related to pricing, discounts and rebates) and information relating to the Business' personnel, suppliers, competitors, markets or other specialized information or proprietary matters, in each case relating primarily to the Business.
(b)            For the period set forth on Schedule 7.04(b) from and after the Closing Date, neither the Sellers (other than the Partners Group Sellers) nor any of their Affiliates shall, directly or indirectly, own, invest in, lend to, manage, consult to, work for, engage in, operate, control, maintain any proprietary or financial interest in, or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the manufacturing and sale of caskets, urns and similar products on a wholesale basis to funeral homes or distributors to funeral homes (the "Business") in North America.
(c)            For the period set forth on Schedule 7.04(c) from and after the Closing Date, the Sellers (other than the Partners Group Sellers) shall not, and shall cause each of their respective Affiliates and directors, managers, officers, and employees to not, directly or indirectly on behalf of any other Person, cause, solicit, induce or encourage any employee of any Company Party to leave his or her employment with such Company Party; provided, that nothing contained in this Section 7.04(c) shall prohibit the Sellers or any of their Affiliates from soliciting any such individual in the event that (i) such solicitation is a general solicitation for employment not otherwise aimed or targeted at the employees of any Company Party or (ii) such individual was terminated by a Company Party or any of its Affiliates.
(d)            Notwithstanding anything to the contrary, in the case of breach of the covenants in this Section 7.04, (i) Buyer or Parent may seek specific performance to cause the Sellers to cease such breach and refrain from any such future breaches and (ii) the claiming of damages for any losses incurred by Buyer or Parent due to actions prohibited by the aforesaid covenants shall remain unaffected.
(e)            The parties hereto acknowledge that the covenants set forth in this Section 7.04 are an essential element to this Agreement and that, but for these covenants, the parties hereto would not have entered into this Agreement. The parties hereto specifically acknowledge and agree that each party has received adequate consideration in exchange for entering into these covenants, the foregoing restrictions are reasonable and necessary to protect the legitimate interest of Buyer and Parent post-Closing, including the goodwill that Buyer shall be purchasing from the Sellers pursuant to the transactions contemplated by this Agreement and the Transaction Documents.  The parties hereto acknowledge that this Section 7.04 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provisions of this Agreement or any other document contemplated by this Agreement.
(f)            It is the intention of the parties hereto that if any of the restrictions or covenants contained in this Section 7.04 is held to cover a geographic area or to be for a length of time which is not permitted by Governmental Rule, or in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall not be construed to be null, void and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under applicable Governmental Rule, a court of competent jurisdiction shall construe and interpret or reform this Section 7.04 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 7.04) that would be valid and enforceable under law.
7.05.            Waiver of Conflicts Regarding Representation.  Recognizing that Paul, Weiss, Rifkind, Wharton & Garrison LLP ("Paul, Weiss") has acted as legal counsel to Kohlberg Management VI, L.L.C. ("Kohlberg") and its Affiliates, and may be deemed to have acted as legal counsel to the Company Parties prior to the Closing, and that Paul, Weiss intends to act as legal counsel to Kohlberg and its Affiliates after the Closing, (i) the Company hereby waives, on its own behalf and agrees to cause its Subsidiaries to waive, any conflicts that may arise in connection with Paul, Weiss representing Kohlberg and its Affiliates after the Closing, including in Kohlberg's or one of its Affiliate's capacity as the Sellers' Representative and (ii) the Company hereby agrees that, in the event that a dispute arises between or among any of Parent, Buyer or any of their respective Affiliates (including, after the Closing, the Company and its Subsidiaries) and Kohlberg or any of its Affiliates (including, prior to the Closing, the Company and its Subsidiaries) each of the parties hereto agrees that Paul, Weiss may represent Kohlberg or any of its Affiliates in such dispute even though the interests of Kohlberg or such Affiliate may be directly adverse to Parent, Buyer or any of their respective Affiliates (including, after the Closing, the Company or its Subsidiaries), and even though Paul, Weiss may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Kohlberg.  Parent, Buyer and the Company hereby waive, on behalf of themselves and each of their respective Affiliates, any conflict of interest in connection with such representation by Paul, Weiss.  Buyer and the Company further agree that, as to all communications among Paul, Weiss, the Company and/or any Subsidiary, and all attorney work product that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Kohlberg and may be controlled by Kohlberg and shall not pass to or be claimed by Parent, Buyer, the Company or any Subsidiary.  The parties hereto agree to take, and to cause their respective Affiliates to take, all steps necessary to implement the intent of this Section 7.05.  Parent and Buyer acknowledge that it and the Company have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Paul, Weiss.  This Section 7.05 is for the benefit of the Sellers' Representative, its Affiliates, and Paul, Weiss (including its partners and employees), each of which are intended third-party beneficiaries of this Section 7.05.
ARTICLE VIII
INDEMNIFICATION
8.01.            Indemnification by the Sellers and the Blocker Sellers.
(a)            After the Closing, the Kohlberg Sellers shall jointly and severally defend, indemnify and hold harmless Parent, Buyer and the Company Parties, Blockers and their respective equity holders, directors, officers and employees, (each a "Seller Indemnitee") from and against, and shall pay and reimburse each Seller Indemnitee the amount of, any and all claims (including any investigation, suit, action or other proceeding, whether instituted by a third party against a Seller Indemnitee or by a Seller Indemnitee for the purpose of enforcing its rights hereunder), demands, judgments, fines, damages, losses, Liabilities, costs, claims, fines, fees, penalties, obligations, injuries and expenses (including reasonable attorneys' fees and court costs) (individually, a "Loss" and collectively, "Losses"), without duplication, that constitute, or arise out of or in connection with:
(i)            any breach of any representation or warranty of the Company in Article IV of this Agreement or any breach of any certification with respect to the representations and warranties of the Company contained in the certificate delivered to Buyer pursuant to Section 6.01(i)(iii) (a "Company Warranty Breach");
(ii)            any breach by the Company in the performance or observance of any of its covenants or agreements to be performed hereunder prior to the Closing;
(iii)            any Company Indebtedness or Company Transaction Expenses to the extent not paid at Closing or included in Final Working Capital, Final Company Indebtedness or Final Company Transaction Expenses;
(iv)            any breach by the Sellers in the performance or observance of any of their covenants in Section 7.03; and
(v)            the matter set forth on Schedule 8.01(a)(v).
(b)            After the Closing, each Seller shall, severally and individually (and not on behalf of any other Seller), defend, indemnify and hold harmless the Seller Indemnitees from and against, and shall pay and reimburse each Seller Indemnitee the amount of, any and all Losses, without duplication, that constitute, or arise out of or in connection with:
(i)            any breach of any representation or warranty of such Seller in Article II or Article III of this Agreement or any breach of any certification with respect to the representations and warranties of such Seller contained in the certificate delivered to Buyer pursuant to Section 6.01(i)(iii) (a "Seller Warranty Breach"); and
(ii)            any breach by any such Seller in the performance or observance of any of its covenants or agreements to be performed hereunder (other than Section 7.03).
8.02.            Indemnification by Buyer.  After the Closing, Buyer will defend, indemnify and hold harmless the Sellers and their equity holders, directors, officers, Affiliates, employees, agents representatives, attorneys, successors and permitted assigns (each a "Buyer Indemnitee") from and against, and shall pay and reimburse each Buyer Indemnitee the amount of, any and all Losses that constitute, or arise out of or in connection with:
(a)            any breach of any representation or warranty of Parent or Buyer in this Agreement or any breach of any certification with respect to the representations and warranties of Parent or Buyer contained in the certificate delivered to the Sellers' Representative pursuant to Section 6.02(d) (a "Buyer Warranty Breach"); and
(b)            any default by Parent or Buyer in the performance or observance of any of its covenants or agreements to be performed hereunder.
8.03.            Notice and Satisfaction of Indemnification Claims.  No indemnification claim will be deemed to have been asserted until the applicable Indemnitor (which, in the case of the Kohlberg Sellers or Michael Quinn, shall be deemed to be the Sellers' Representative) has been given notice (which, in the case of a Partners Group Seller, shall only be valid if delivered to the notice party listed in Section 9.06) by the Indemnitee of, to the extent feasible, the amount of Losses related to such claim and the facts on which such claim is based, together with all reasonable supporting documentation for purposes of understanding and verifying the nature of the claim and facts relating thereto (a "Claim Notice").  For purposes of Section 8.06, notice of an indemnification claim will be deemed to cover claims arising out of all related Proceedings based on the same facts and circumstances so long as, in the case of Proceedings instituted by third parties, the Indemnitee complies with Section 8.05.  If the Indemnitee is not Buyer or the Sellers, then such notice will be given on behalf of such Indemnitee by Buyer or the Sellers' Representative, as applicable.
8.04.            Indemnification Procedures.
(a)            Other than in connection with a Third Party Claim, if any Seller Indemnitee or Buyer Indemnitee (the "Indemnitees"), as the case may be, delivers a Claim Notice to Buyer, a Partners Group Seller or the Sellers' Representative (in such case, an "Indemnitor"), as applicable, in accordance with Section 8.03 above, then this Section 8.04 shall apply.
(b)            For a period of thirty (30) calendar days after the receipt of such Claim Notice by the Indemnitor (the "Dispute Period"), the Indemnitor shall be entitled to review the Claim Notice and the basis of the underlying claim.  The Indemnitor may, in good faith, dispute the amount of or basis for such claim by providing a written notice of such dispute to the Indemnitees prior to the expiration of the Dispute Period, with the basis for such dispute set forth in reasonable detail (the "Dispute Notice").  If the Indemnitees receive a Dispute Notice from the Indemnitor within the Dispute Period, the Indemnitor and the Indemnitees shall proceed in good faith to negotiate a resolution to such dispute.
(c)            If a Dispute Notice is received within the Dispute Period, the Indemnitees and the Indemnitor shall attempt in good faith during the thirty (30) calendar day period commencing after the receipt of such Dispute Notice ("Settlement Period") to agree upon the rights of the respective parties with respect to each such claim.  In the event of resolution of such dispute, the Indemnitees and the Indemnitor shall collectively execute a memorandum setting forth such resolution and, if applicable, the amount of any payments to be made to the Indemnitees.  If the Indemnitees and the Indemnitor are unable to resolve such dispute within the Settlement Period, then the Indemnitees, on the one hand, or the Indemnitor, on the other, may pursue its available remedies for resolving the claim for indemnification.
8.05.            Third Party Claims.  If any suit, claim, investigation, action, inquiry, charge, citation, arbitration, grievance or proceeding (each a "Proceeding") is initiated against any Indemnitee by any third party and such Indemnitee intends to seek indemnification from an Indemnitor under this Article VIII on account of its involvement in such Proceeding (a "Third Party Claim"), then such Indemnitee will give prompt notice, but in no event more than fifteen (15) calendar days following Buyer or Parent's knowledge of the making of such claim, to the applicable Indemnitor of such Proceeding; provided, that the failure to so notify such Indemnitor will not relieve such Indemnitor of its obligations under this Article VIII (except to the extent the defense of such claim is materially prejudiced by such failure), and will reduce such obligations by the amount of damages or increased costs and expenses attributable to such failure to give notice.  Upon receipt of such notice, if the third party claim would not reasonably be expected to exceed the cap set forth in Section 8.07(b), does not seek injunctive relief, such Indemnitor shall have the option to assume the defense of such Proceeding on behalf of such Indemnitee at the Indemnitor's own expense using counsel reasonably acceptable to such Indemnitee; provided, that if such Indemnitor fails or refuses to conduct such defense, or such Indemnitee has been advised by counsel that it may have defenses available to it which are different from or in addition to those available to such Indemnitor, or that its interests in such Proceeding are adverse to such Indemnitor's interests, then such Indemnitee may defend against (but not settle) such Proceeding at such Indemnitor's expense; provided, that in no event shall the Indemnitor be liable for the fees and expenses of more than one counsel for the Indemnitees as a group.  If the Indemnitor assumes the defense of any third party claim, the Indemnitee may participate, at his or its own expense, in the defense of such third party claim; provided, however, that the Indemnitor shall control the investigation, defense and settlement thereof.  The Indemnitor shall not, without the prior written consent of the Indemnitee (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any third party claim, unless such settlement, compromise, discharge or entry of any judgment does not involve any finding or admission of any violation of Governmental Rule or admission of any wrongdoing by the Indemnitee, and the Indemnitor shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not encumber any of the material assets of any Indemnitee or agree to any restriction or condition that would apply to or materially adversely affect any Indemnitee or the conduct of any Indemnitee's business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnitee from any and all liabilities in respect of such third party claim. Whether the Indemnitor assumes control of the defense of a claim or not, the Indemnitee may not settle, compromise or consent without the prior written consent of the Indemnitor (which shall not be unreasonably withheld) to the entry of any judgment with respect to any third party claim.  Notwithstanding anything in this Section 8.05 to the contrary, no Indemnitor shall have the right to defend any third party claim (but may participate, at its own expense, in the defense of such claim) if such claim is a criminal claim and the Indemnitee may elect to assume the defense of such claim and such reasonable expenses shall constitute Losses payable to an Indemnitee as set forth in this Article VIII.  Any Indemnitor and Indemnitee will reasonably cooperate with each other in the conduct of any such Proceeding.
8.06.            Duration of Certain Indemnification Obligations.
(a)            Claims for indemnification under Section 8.01 may only be asserted within the following time periods and in accordance with the following terms and conditions:
(i)            claims arising out of any Seller Warranty Breach under Section 2.01 (Organization and Qualification), Section 2.02 (Power and Authority), Section 2.03 (Execution and Enforceability), Section 2.05 (Title to Interests), Section 2.06 (Brokers), Section 3.01 (Organization and Qualification), Section 3.02 (Power and Authority), Section 3.03 (Execution and Enforceability), Section 3.06 (Blocker Ownership), and Section 3.07 (Blocker Entities)  (collectively, "Fundamental Seller Warranties") may only be asserted for a period of thirty-six (36) months after the Closing Date;
(ii)            claims arising out of any Company Warranty Breach under Section 4.01 (Organization and Qualification), Section 4.02 (Power and Authority), Section 4.03 (Execution and Enforceability), Section 4.05 (Ownership and Control), Section 4.11 (Minority Interests) or Section 4.24 (Brokers) (collectively, "Fundamental Company Warranties") or under Section 8.01(a)(iii) may only be asserted for a period of thirty-six (36) months after the Closing Date;
(iii)            claims arising out of or in connection with (i) any Seller Warranty Breach under Section 3.08 (Tax Matters) or Company Warranty Breach under Section 4.07 (Tax Matters) or the Sellers' covenants in Section 7.03 (collectively, the "Tax Claims") and claims arising under Sections 8.01(a)(ii) and 8.01(b)(ii) with respect to covenants or obligations to be performed or complied with after the Closing may be asserted at any time until sixty (60) days after the expiration of the applicable statute of limitations; and
(iv)            all other claims for indemnification under Section 8.01 may only be asserted for a period of fifteen (15) months after the Closing Date.
(b)            Claims for indemnification under Sections 8.02(a) or 8.02(b) may only be asserted for a period of fifteen (15) months after the Closing Date.
8.07.            Indemnification Threshold and Cap; Materiality Scrape; Limitation on Losses.
(a)            Notwithstanding any other provision hereof, the Indemnitors will not have any indemnification obligations under Section 8.01(a)(i) or Section 8.01(b)(i) (exclusive of a Seller Warranty Breach involving any Fundamental Seller Warranties or Company Warranty Breach involving any Fundamental Company Warranties or any Tax Claim) unless (x) any individual Loss or group or series of related Losses exceeds $100,000 (such Loss or group or series of related Losses that does not exceed $100,000, the "DeMinimis Losses"), and (y) the aggregate amount of such Losses that would otherwise be payable under Section 8.01(a)(i) and Section 8.01(b) (which shall not include for such purposes DeMinimis Losses) exceeds the amount set forth on Schedule 8.07(a) (the "Threshold Amount"), whereupon the Indemnitors will only be liable for the amount of such Losses (which shall not include for such purposes DeMinimis Losses) in excess of the Threshold Amount.
(b)
(i)            The Sellers' aggregate indemnification obligations under Section 8.01(a)(i), Section 8.01(a)(ii), Section 8.01(a)(v) and Section 8.01(b)(i) (exclusive of a Seller Warranty Breach involving any Fundamental Seller Warranties, Company Warranty Breach involving any Fundamental Company Warranties, or any Tax Claim) shall be capped at the amount set forth on Schedule 8.07(b)(i); and
(ii)             The Sellers' aggregate indemnification obligations for any Tax Claim related to a Company Party (exclusive of any Taxes required to be paid with respect to a Company Party by Sellers pursuant to Section 7.03(b) or Section 7.03(c)(ii), any other Taxes related to a Company Party for which the Kohlberg Sellers have an indemnification obligation under Section 7.03(a) the original due date for payment of which is a date following the Closing Date, any Pass-Through Taxes imposed on a Company Party, and for the avoidance of doubt any Tax Claim related to a Blocker) shall be capped at the amount set forth on Schedule 8.07(b)(ii).  The Sellers' aggregate indemnification obligations for all claims under this Agreement will be capped at the Purchase Price, and for the avoidance of doubt, a Partners Group Seller's aggregate indemnification obligations under Section 8.01 shall be capped at the amount of proceeds actually received by such Partners Group Seller.  Notwithstanding any provision of this Agreement to the contrary, any Losses arising from fraud or willful misconduct of the Sellers or the Company shall not be subject to this Section 8.07(b) or any other limitation set forth in this Agreement.
(c)            Except for Sections 4.06(a), 4.06(b) and 4.09(l), for purposes of determining a Seller Warranty Breach, a Company Warranty Breach or a Buyer Warranty Breach (including for purposes of the certifications delivered to Buyer and Seller in respect of representations and warranties pursuant to Section 6.01(i)(iii) and Section 6.02(d)) under this Article VIII, and calculating Losses under this Article VIII, any materiality or Material Adverse Effect qualifications in the representations and warranties shall be disregarded.
8.08.            Other Limitations on Indemnification Provisions.
(a)            Any payment made by an Indemnitor to an Indemnitee pursuant to this Article VIII in respect of any claim will be reduced by any amounts actually recovered by the Indemnitee pursuant to any indemnification by or indemnification agreement with any third party, net of all collection expenses and of any portion of the Loss which was not indemnified hereunder as a result of the limitations in Section 8.07.  In addition, to the extent that the Indemnitee actually receives insurance proceeds as a result of any Losses for which indemnification is claimed hereunder (which Indemnitee shall use commercially reasonable efforts to recover), the Indemnitee shall pay the amount of such insurance proceeds (but not in excess of the indemnification payment or payments actually received) to the Indemnitor as and when such insurance proceeds are actually received (net of any deductible paid by the Indemnitee, recovery costs, including fees and expenses of counsel and increased premiums and net of any portion of the Loss which was not indemnified hereunder as a result of the limitations in Section 8.07).  The amount of any Losses shall be reduced to take account of any net cash Tax benefit actually realized by the Indemnitee in the taxable year in which such Loss is incurred or paid arising from the incurrence or payment of any such Loss.  Notwithstanding anything to the contrary herein, the Sellers shall not be obligated to indemnify Seller Indemnitees hereunder from and against any Losses to the extent that the same are included in Final Working Capital, Final Company Indebtedness or Final Company Transaction Expenses.
(b)            Each Person entitled to indemnification hereunder will take all commercially reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any losses, costs, expenses or damages that are or may be indemnifiable or recoverable hereunder.
8.09.            Exclusive Remedy.  Notwithstanding anything to the contrary herein, except with respect to claims arising out of or resulting from fraud or willful misconduct, in connection with a dispute under Section 1.04 (which shall be governed exclusively by Section 1.04), and the right to seek specific performance under Section 9.15(a) in the case of a breach of a covenant following the Closing, the indemnification provisions of Article VIII and Section 7.03(a) shall be the sole and exclusive remedy of the parties hereto following the Closing for any and all claims arising under this Agreement or the transactions contemplated hereby, including any breach or alleged breach of the provisions hereof.  For the avoidance of doubt, Buyer and Parent hereby acknowledge and agree that all Losses of the Company Parties, other than those for which a Seller Indemnitee recovers Losses in accordance with Article VIII or Section 7.03(a), shall be the sole responsibility of Buyer, and after the Closing, the Company Parties.
8.10.            Tax Treatment.  Any indemnification payments under this Article will be treated by all parties, for all federal, state, local and foreign Tax purposes, as adjustments to the Purchase Price, unless otherwise required by law, and the parties shall file their Tax Returns accordingly.
8.11.            Recoveries Under 2012 Merger Agreement.  After the Closing, if a Seller Indemnitee suffers any Losses with respect to which the Sellers may be obligated to indemnify the Seller Indemnitees pursuant to this Article VIII, then, if there is a reasonable basis that the Parent Indemnified Parties (as such term is defined in the 2012 Merger Agreement) should be indemnified for such Losses pursuant to the 2012 Merger Agreement or Buyer has received indemnification under Section 8.01(a)(v), Buyer shall (without prejudice to any other rights it may have hereunder) cause one or more of the Parent Indemnified Parties, as applicable, to submit such claim for such Losses to the Shareholders' Agent (as such term is defined in the 2012 Merger Agreement) and use commercially reasonable efforts to pursue the full amount of such claims.  For purposes of determining the amount of Losses subject to an indemnification claim pursuant to this Article VIII, the amount of such Losses shall be reduced by the amount of any indemnity payments actually received by the Seller Indemnitees pursuant to the 2012 Merger Agreement (net of any fees, costs or expenses of recovery).  If the Seller Indemnitees receive an indemnification payment from the Sellers pursuant to this Article VIII (a "Subject Payment") and the Parent Indemnified Parties later receive a payment from the Company Shareholders (as such term is defined in the 2012 Merger Agreement) pursuant to the 2012 Merger Agreement that has not already reduced the amount of Losses otherwise payable by the Sellers pursuant to this Article VIII, then Buyer shall pay to the Sellers' Representative (for further distribution among the Sellers and Optionholders in proportion to the amount of the applicable Subject Payment actually paid by or on behalf of each of them) an amount equal to the lesser of (x) the amount of the payment from the Company Shareholders actually received by the Parent Indemnified Parties (net of any fees, costs or expenses of recovery), and (y) the amount of the Subject Payment previously paid by such Sellers in respect of such Losses.  Notwithstanding anything to the contrary set forth herein, and without limitation of any rights and remedies provided by law, if the Sellers make an indemnification payment under this Article VIII and the Parent Indemnified Parties' claim for such Losses under the 2012 Merger Agreement is denied in whole or in part, Buyer shall assign (or cause to be assigned) such rights of the Parent Indemnified Parties in respect of such Losses to the Sellers' Representative who shall be subrogated to and shall stand in the place of the Parent Indemnified Parties or any successors thereof, up to the amount of all payments in respect of the indemnification obligations set forth in this Article VIII; provided, that if such assignment is prohibited, Buyer shall cooperate with the Sellers' Representative to pursue such claim under the 2012 Merger Agreement at the sole costs and expense of the Sellers.  Following the Closing, Buyer shall cause the Company and the Parent Indemnified Parties not to amend, alter or waive (in any case whether by action or inaction) any term of the 2012 Merger Agreement in any manner that would modify or limit the coverage or amounts available for such Losses or that otherwise adversely affect the rights or recovery of the Parent Indemnified Parties thereunder.
ARTICLE IX
GENERAL PROVISIONS
9.01.            Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any party, whether by operation of law or otherwise, without the prior written consent of the other party or parties, and any such attempted assignment without such prior written consent shall be void; provided that Buyer or Parent may assign all or any portion of this Agreement to (a) any Affiliate without the consent of any other party hereto, (b) any purchaser of any or all of the business, assets or equity interests (whether by merger, recapitalization, reorganization, stock sale, asset sale or otherwise) of Buyer or Parent, or (c) to its lenders as collateral security for their obligations under any secured debt financing arrangements, provided that no such assignment shall relieve Buyer or Parent from its obligations hereunder.
9.02.            Confidentiality.  Parent and Buyer acknowledge that confidential information provided to it by the Sellers, including information provided pursuant to Section 6.04, is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference; provided, however that the parties agree that the Confidentiality Agreement is terminated as of the Closing.
9.03.            Expenses.  Except as otherwise specifically provided herein or in any other Transaction Document, each party is responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of the Transaction Documents. The Sellers, on the one hand, and Buyer, on the other, shall each be liable for and shall pay one-half of any transfer Tax or similar Tax not described in Section 7.03(a)(iii) and payable as a result of the transactions contemplated hereby.
9.04.            Further Assurances.  Subject to the terms and conditions of this Agreement, the parties will from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable Governmental Rules or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and the other Transaction Documents.  Without limiting the generality of the foregoing, and subject to the terms and conditions of this Agreement, each party agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives after the Closing Date and which is the property of the other.
9.05.            Knowledge Parties.  References in this Agreement to the "knowledge of the Company" or words of similar import shall be deemed to refer to the actual knowledge, after due inquiry, of Michael Quinn, Len Weber and Kevin Burke.  References in this Agreement to the "knowledge of Buyer" or to the "knowledge of Parent" or words of similar import shall be deemed to refer to the actual knowledge of the Chief Executive Officer, the Chief Financial Officer, and the President of the Memorialization Group.
9.06.            Notices.  Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder:  (a) will be in writing; (b) will be sent by messenger, certified or registered U.S. mail, a nationally recognized express delivery service or e-mail or telecopier (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es), e-mail address or number(s) set forth below; and (c) will be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a Business Day during business hours of the recipient, on the first Business Day after the date of receipt), as evidenced by (i) a receipt executed by the addressee (or a responsible person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service, (ii) a receipt generated by the sender's telecopier showing that such communication was sent to the appropriate number on a specified date, if sent by telecopier, or (iii) evidence that such email was sent to the appropriate e-mail on a specified date, if sent by e-mail.  All such communications will be sent to the following addresses, e-mail addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five (5) Business Days' prior notice:
If to the Sellers (or, prior to the Closing,
the Company):
c/o Kohlberg & Company
111 Radio Circle
Mt. Kisco, New York  10549
Attn:  Christopher W. Anderson
FAX No.:  914-241-7476
Email: Anderson@kohlberg.com
If to the Partners Group Sellers:
Partners Group (Guernsey) Limited
Tudor House
PO Box 477
St Peter Port
Guernsey
GY1 6BD
Attn: Daniel Stopher
Tel: +44 (0)1481 711 690
Email: pgadmin@partnersgroup.com
With a copy to: Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Attn: Angelo Bonvino, Esq. FAX No.: 212-757-3990 Email: ABonvino@paulweiss.com

If to Buyer:

Matthews International Corporation
Corporate Office
Two North Shore Center
Pittsburgh, PA  15212
Attn:  General Counsel
FAX No.:  412-442-8290
Email: bwalters@matthewsintl.com
      AND
Attn:  Chief Financial Officer
FAX No.:  412-442-8290
Email: snicola@matthewsintl.com
With a copy to: Cohen & Grigsby, PC 625 Liberty Avenue Pittsburgh, PA 15222-3152 Attn: Michael Winterhalter FAX No.: 412-209-1899 Email: mwinterhalter@cohenlaw.com

9.07.            Publicity.  None of Parent, Buyer, the Sellers or the Company shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed.
9.08.            Disclosure Schedules.
(a)            Each Disclosure Schedule delivered pursuant to this Agreement shall be in writing and shall be deemed to have been disclosed for all purposes of this Agreement and qualify every representation, warranty or covenant in this Agreement in respect of which the relevance of such disclosure is reasonably apparent on its face.  Disclosure of any matter in the Disclosure Schedules shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement.
(b)            To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Disclosure Schedules does not constitute a determination by the Sellers that any such matter is material.  The disclosure of any information concerning a matter in the Disclosure Schedules does not imply that any other, undisclosed matter has a greater significance or value or is material.
(c)            Each party hereto shall give prompt written notice to the other parties of any written notice from any Governmental Authority affecting such party's ability to consummate the transactions contemplated by this Agreement.
9.09.            No Amendment to Plans.  No provision in this Agreement shall (i) constitute or be deemed to be a modification or amendment to any Plan or any other employee benefit agreement, plan, program, or document or (ii) prevent the amendment or termination of any Plan or any other employee benefit agreement, plan, program, or document.  This Agreement shall not prevent the parties entitled to enforce this Agreement from enforcing any provision in this Agreement, but no other party shall be entitled to enforce any provision in this Agreement on the grounds that it is an amendment to a Plan or another agreement.  If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to a Plan or another agreement, and that provision is construed to be such an amendment despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any amendatory effect.
9.10.            Termination.
(a)            This Agreement may be terminated at any time prior to the Closing:
(i)            by mutual written consent of Buyer and the Sellers' Representative;
(ii)            by Buyer, upon written notice to the Sellers' Representative, if there has been a breach by the Sellers or the Company of any of such party's representations, warranties or covenants set forth herein, which is not cured within the earlier of the Outside Date and twenty (20) days after written notice thereof from Buyer to the Sellers' Representative, which would result in any of the conditions specified in Section 6.01 not being fulfilled at the Closing and such condition has not been waived in writing by Buyer; provided that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.10(a)(ii) if there has been a breach by Parent or Buyer of any covenant, agreement, representation or warranty contained in this Agreement which result in any of the closing conditions set forth in Section 6.02 not being satisfied;
(iii)            by the Sellers' Representative, upon written notice to Buyer, if there has been a breach by Parent or Buyer of any of their respective representations, warranties or covenants set forth herein, which is not cured within the earlier of the Outside Date and twenty (20) days after written notice thereof from the Sellers' Representative to Buyer, which would result in any of the conditions specified in Section 6.02 not being fulfilled at the Closing and such condition has not been waived in writing by the Sellers' Representative; provided that the Sellers' Representative shall not be entitled to terminate this Agreement pursuant to this Section 9.10(a)(iii) if there has been a breach by the Sellers of any covenant, agreement, representation or warranty contained in this Agreement which result in any of the closing conditions set forth in Section 6.01 not being satisfied;
(iv)            by either the Sellers' Representative or Buyer if the Closing has not occurred prior to December 9, 2016 (the "Outside Date"), or such later date, if any, as Buyer and the Sellers' Representative agree upon in writing; provided, that the right to terminate this Agreement pursuant to this subsection shall not be available to any party whose breach of a representation, warranty or covenant in this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; or
(v)            by either the Sellers' Representative or Buyer, if any Governmental Authority shall have issued a Governmental Order that restrains, prohibits or invalidates the transactions contemplated by this Agreement, and such Governmental Order shall have become final and nonappealable.
(b)            Except as set forth below, if this Agreement is terminated by either the Sellers' Representative or Buyer as provided above, then no party will have any further obligations or liabilities hereunder except for obligations or liabilities arising from a breach of this Agreement prior to such termination or which survive such termination by their own terms.  If (i) this Agreement is terminated (A) by Buyer or the Sellers' Representative pursuant to Section 9.10(a)(v) due to a Governmental Order related to the HSR Act or other Competition Laws, (B) by Buyer or the Sellers' Representative pursuant to Section 9.10(a)(iv) and at such time the conditions set forth in Section 6.02(b) (HSR Act; Governmental Approval) have not been satisfied, or (C) by the Sellers' Representative pursuant to Section 9.10(a)(iii) due to Buyer's breach of their respective obligations under Sections 6.06 and 6.07; and (ii) the Company Parties and the Sellers have performed in all material respects their obligations under Sections 6.06 and 6.07, then Buyer and Parent shall be jointly and severally liable to pay to the Company a termination fee equal to ten million dollars ($10,000,000) (the "Reverse Termination Fee") on or before the fifth (5th) Business Day following such termination by wire transfer of immediately available funds to an account designated in writing to Buyer by the Company no later than two (2) Business Days after such termination.  The Company and the Sellers agree that, other than claims of and causes of action arising from fraud or willful misconduct, in the event that the Reverse Termination Fee is paid to pursuant to this Section 9.10(b), the payment of such Reverse Termination Fee shall be the sole and exclusive remedy of Sellers and their Affiliates against Buyer or any of its Affiliates, and, other than claims of and causes of action arising from fraud or willful misconduct, in no event will Sellers, the Company or any of their respective Affiliates be entitled to recover any other money damages or any other remedy, whether in law or equity or any other type, with respect to (A) any Loss suffered as a result of the failure of the transactions contemplated by this Agreement or any other Transaction Document to be consummated and (B) the termination of this Agreement.  For all purposes of this Agreement, "willful misconduct" shall mean a conscious, voluntary act or omission taken with intentional disregard of legal or contractual duty and knowledge that such action or omission is a breach of such legal or contractual duty, including in respect of Section 6.07 hereof.
9.11.            Miscellaneous.  This Agreement:  (a) may be amended only by a writing signed by each of the parties; (b) may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument, and delivery of an executed counterpart by fax, pdf or other electronic means shall be equally effective as delivery of a manually executed counterpart of this Agreement; (c) together with the other Transaction Documents, contains the entire agreement of the parties with respect to the transactions contemplated hereby and thereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; and (d) when referencing "$" or "dollars" refers to U.S. dollars.  The due performance or observance by a party of any of its obligations under this Agreement may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver will be effective only to the extent specifically set forth in such writing.  The waiver by a party of any breach or violation of any provision of this Agreement will not operate as, or be construed to be, a waiver of any subsequent breach or violation hereof.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  Upon such determination that any term or provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Headings are for reference only and shall not affect the interpretation of this Agreement.  The word "including" or any variation thereof means "including, without limitation," and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  References herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof.  References herein to any Governmental Rule mean such Governmental Rule as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time.  In the event of any inconsistency between the statements in the body of this Agreement, the exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.  Parent and Buyer hereby agree that Parent and Buyer are jointly and severally liable for all obligations of each of Parent and Buyer under this Agreement.
9.12.            Governing Law.  This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Governmental Rules of the State of Delaware without giving effect to the principles of conflict of laws thereof.
9.13.            Consent to Jurisdiction and Service of Process.  Each of the parties hereto (i) irrevocably agrees that all Proceedings (whether in contract or tort, at law or in equity or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be exclusively resolved in the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) irrevocably agrees service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 9.06 (Notices) shall be effective service of process against it for any such action, suit or proceeding brought in any such court, and (iii) waives, to the fullest extent permitted by applicable Governmental Rule, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action, suit or proceeding in any such court.  Each of the parties hereto hereby agrees that a final judgment in any action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Governmental Rule.
9.14.            WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE GOVERNMENTAL RULE, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.15.            Specific Performance.
(a)            The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to seek an injunction or injunctions in any court of competent jurisdiction to prevent breaches of the provisions hereof and to enforce the specific performance of the terms hereof, in addition to any other remedy at law or equity.  Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the Sellers, the Sellers' Representative and the Company may institute or prosecute a Proceeding to enforce specific performance of the Closing under this Agreement, and (ii) Buyer or Parent may institute or prosecute a Proceeding to enforce specific performance of Sellers' obligation to sell the Seller Interests owned by the Sellers to Buyer.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
(b)            To the extent any party hereto brings any Proceeding to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Proceeding.
9.16.            No Third-Party Beneficiaries.  Except as may otherwise be expressly set forth in this Agreement, nothing herein express or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.
9.17.            Definitions.  For purposes of this Agreement:
"2012 Merger Agreement" shall mean that certain Agreement and Plan of Merger, as amended, dated as of May 9, 2012, by and among KACC Holdings, LLC, KACC Acquisition, LLC, Aurora Casket Company, Inc., Aurora Hardwoods, Inc., Bengal Holdings, Inc. and the  Shareholders' Agent (as defined therein).
"Adjustment Amount" is defined in in Section 1.04(e).
"Affected Employee" is defined in Section 7.02(a).
"Affiliate" of a Person shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
"Agreement" is defined in the preamble to this Agreement.

"Allocation" is defined in Section 1.05(a).

"Audited Financial Statements" is defined in Section 4.06(a).
"Blocker" and "Blockers" are defined in the Recitals.
"Blocker Class A Interests" is defined in the Recitals.
"Blocker Seller" means each of (i) Kohlberg TE Investors VII, L.P., as to KACC TE Acquisition Corp., and (ii) Kohlberg TE Investors VII-B, L.P., as to KACC TE-B Acquisition Corp.
"Blocker Shares" is defined in the Recitals.
"Blocker Short-Period Straddle or Other Return" is defined in Section 7.03(c)(ii).
"Blocker Straddle Period or Other Per-Closing Tax Return" is defined in Section 7.03(c)(ii).
"Burdensome Condition" is defined in Section 6.07(d).
"Business" is defined in Section 7.04(b).
"Business Agreements" is defined in Section 4.21.
"Business Day" shall mean a day except a Saturday, a Sunday or other day on which the banks in the City of New York or Pittsburgh are authorized or required by law to be closed.
"Business Permits" is defined in Section 4.13.
"Buyer" is defined in the preamble to this Agreement.
"Buyer Indemnitee" is defined in Section 8.02.
"Buyer Warranty Breach" is defined in Section 8.02.
"Canadian Grants" shall mean the agreements designated on Schedule 9.17(a) as "Canadian Grants".
"Canadian Loans" shall mean the agreements designated on Schedule 9.17(a) as "Canadian Loans".
"Claim Notice" is defined in Section 8.03.
"Class A Interests" shall mean the outstanding Class A membership interests in the Company.
"Closing" is defined in Section 1.02.
"Closing Balance Sheet" is defined in Section 1.04(b).
"Closing Date" is defined in Section 1.02.
"COBRA" is defined in Section 4.18(c).
"Code" is defined in Section 4.18(a).
"Company" is defined in the preamble to this Agreement.
"Company Indebtedness" shall mean, of any Company Party or Blocker, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment penalties, premiums, costs or breakage amounts payable upon the discharge thereof at the Closing) arising under (i) indebtedness for borrowed money, (ii) other obligations evidenced by any note, bond, debenture or other debt security, (iii) net obligations under any interest rate swaps, collars, caps and similar hedging obligations, (iv) liabilities for deferred and unpaid purchase price of property or services, including any earn-out payments (but excluding any accrued liabilities and trade payables arising in the ordinary course of business consistent with past practice), (v) obligations required to be recorded as capitalized leases under GAAP, (vi) any liability for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, in each case, only to the extent drawn as of the Closing, (vii) the Canadian Loans (the amount of which shall be calculated in U.S. Dollars, using the Canadian Dollar to U.S. Dollar exchange rate published in the Wall Street Journal, Eastern Edition, on the FX Date), and (viii) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vii) above.  For the avoidance of doubt, Company Indebtedness shall not include (A) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (B) any Company Indebtedness included in the calculation of current liabilities in the determination of Final Working Capital, (C) any intercompany Company Indebtedness solely between the Company and the Subsidiaries, (D) any Company Indebtedness incurred by Buyer and its Affiliates (and subsequently assumed by the Company or any Subsidiary) on the Closing Date, (E) any endorsement of negotiable instruments for collection in the ordinary course of business, (F) any deferred revenue, (G) all liabilities under any agreement between the Company or any Subsidiary, on the one hand, and Buyer or any of its Affiliates, on the other hand, (H) Company Transaction Expenses, (I) any amounts related to pension liabilities, including unfunded pension Liabilities, (J) any Contracts (including hedging agreements, notwithstanding clause (iii) above) relating to fuel or steel purchases, (K) any withdrawal liability associated with the Local 705 International Brotherhood of Teamsters Pension Fund, and (L) liabilities or obligations under any of the Canadian Grants.
"Company IP Rights" is defined in Section 4.17(b).
"Company Parties" shall mean the Company and its Subsidiaries.
"Company Party Constituent Documents" is defined in Section 4.02.
"Company Systems" is defined in Section 4.17(g).
"Company Transaction Expenses" shall mean all fees, costs, charges, payments, expenses and other obligations that are unpaid as of the Closing that, in each case, have been incurred by the Company Parties, the Blockers or the Sellers in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by any of the Company Parties, the Blockers or the Sellers in connection with the negotiation, preparation and review of this Agreement (including the Disclosure Schedules) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, and complying with such Person's obligations under Sections 6.06 and 6.07 (unless otherwise specified in this Agreement).  Company Transaction Expenses shall include (i) legal fees, investment banking fees, accounting fees and fees of other professional advisors, agents and representatives in connection with this Agreement or the completion of the transactions contemplated by this Agreement, (ii) any change of control or similar bonuses or payments payable to any employee, director or consultant of the Company Parties or Blockers solely as a result of the consummation of the transactions contemplated by this Agreement (but excluding any amounts payable due to actions taken by Buyer or any of its Affiliates from and after the Closing), (iii) any amounts payable by the Sellers pursuant to Section  9.03 and (iv) the employer portion of any payroll Taxes incurred by the Company Parties in connection with the payment of any amounts described in this definition above or any other amounts that result in a reduction to the Purchase Price or are otherwise payable by the Sellers pursuant to this Agreement.
"Company Warranty Breach" is defined in Section 8.01(a)(i).
"Competition Law" is defined in Section 6.07(c).
"Confidential Information" is defined in Section 7.04(a).
"Confidentiality Agreement" is defined in Section 6.01(i).
"Contracts" is defined in Section 4.21.
"CPA Firm" is defined in Section 1.04(d).
"Current Financial Statements" is defined in Section 4.06(a).
"DeMinimis Losses" is defined in Section 8.07(a).
"Disbursement Schedule" is defined in Section 1.03(a).
"Disclosure Schedules" is defined in Article II.
"Dispute Notice" is defined in Section 8.04(b).
"Dispute Period" is defined in Section 8.04(b).
"Environmental Rule" shall mean any Governmental Rule that relates to Hazardous Substances, pollution or protection of the environment, natural resources or human health and safety insofar as they may be affeced by the release of or exposure to Hazardous Substances, including any Governmental Rule relating to the generation, use, processing, treatment, storage, release, transport or disposal of Hazardous Substances, together with all rules, regulations and orders issued thereunder, in each case as enacted and in effect on or prior to the Closing Date.
"Equipment" is defined in Section 4.16.
 "Equity Security" shall mean in respect of any Person, (a) any capital stock, partnership interest, limited liability company membership interest or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a) or (b), and (d) any "equity security" within the meaning of the United States Securities Exchange Act of 1934.
"ERISA" shall mean the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended.
"ERISA Affiliate"  shall mean any trade or business which, together with any Company Party, is treated as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.
"Estimated Closing Statement" is defined in Section 1.04(a).
"Estimated Company Indebtedness" is defined in Section 1.04(a).
"Estimated Company Transaction Expenses" is defined in Section 1.04(a).
"Estimated Purchase Price" is defined in Section 1.03(a).
"Estimated Working Capital" is defined in Section 1.04(a).
"Events" shall mean any event, circumstance, occurrence, or effect.
"Exercise Price" shall mean, with respect to any Option, the applicable exercise price payable to the Company by any Optionholder upon the exercise of such Option.
"Final Company Indebtedness" is defined in Section 1.04(e).
"Final Company Transaction Expenses" is defined in Section 1.04(e).
"Final Working Capital" is defined in Section 1.04(e).
"Financial Statements" is defined in Section 4.06(a).
"Fundamental Company Warranties" is defined in Section 8.06(a)(ii).
"Fundamental Seller Warranties" is defined in Section 8.06(a)(i).
"FX Date" means the date on which the Estimated Closing Statement is delivered by the Sellers' Representative to Buyer.
"GAAP" means United States generally accepted accounting principles.
"Government Entity" shall mean any foreign government, any political subdivision thereof, or any corporation or other entity owned or controlled in whole or in part by any government or any sovereign wealth fund, excluding entities related to the government of the United States.
"Government Official" shall mean any officer or employee of a Government Entity or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials related to the government of the United States.
"Governmental Authority" shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
"Governmental Order" is defined in Section 2.04(b).
"Governmental Rule" is defined in Section 2.04(c).
"Hazardous Substance" shall mean any substance, material or waste that constitutes, in whole or in part, a pollutant, contaminant or toxic or hazardous substance or waste under, or the generation, use, processing, treatment, storage, release, transport or disposal of which is regulated by, any Governmental Rule.
"Hazardous Waste" shall mean any hazardous waste as defined under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et. seq., or any similar state or foreign Environmental Rule relating to the storage, treatment or disposal of hazardous waste.
"HSR Act" is defined in Section 2.04(f).
"Income Tax Return" shall mean any Tax Return relating to any federal, state, local, or non-U.S. Tax measured by or imposed on net income, including, without limitation, IRS Form 1065 (and any similar return required under state, local or non-U.S. Governmental Rule).
"Indemnitees" is defined in Section 8.04.
"Indemnitor" is defined in Section 8.04.
"Intellectual Property Rights" is defined in Section 4.17(a).
"IRS" is defined in Section 4.18(g).
"knowledge of Buyer" is defined in Section 9.05.
"knowledge of the Company" is defined in Section 9.05.
"Kohlberg" is defined in Section 7.05.
"Kohlberg Sellers" shall mean Kohlberg Partners VII, L.P., a Cayman Islands limited partnership, Kohlberg Investors VII, L.P., a Cayman Islands limited partnership, Kohlberg Investors VII-B, L.P., a Cayman Islands limited partnership, Kohlberg Investors VII-C, L.P., a Cayman Islands limited partnership, Kohlberg TE Investors VII, L.P., a Cayman Islands limited partnership, Kohlberg TE Investors VII-B, L.P., a Cayman Islands limited partnership, and KOCO Investors VII, L.P., a Cayman Islands limited partnership.
"Leased Real Property" shall mean all real property leased, subleased, licensed or otherwise used or occupied by any Company Party.
"Liability" or "Liabilities"  shall mean debts, duties, fees, performance or delivery penalties, warranty liabilities and other liabilities and obligations, fines or penalties, whether accrued or fixed, absolute or contingent.
"Liens" shall mean liens, adverse claims of ownership or use and encumbrances of any nature whatsoever.
"LLC Agreement" shall mean the Amended and Restated Limited Liability Company Agreement of Aurora Products Group, LLC, dated as of June 29, 2012.
"Loss" or "Losses" is defined in Section 8.01.
"Material Adverse Effect" shall mean (i) any Event that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company Parties taken as a whole, or (ii) any Event that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on the ability of any Company Party to perform its obligations under, or contemplated by, this Agreement or to consummate the transactions contemplated hereby; provided, however, that "Material Adverse Effect" shall not include the impact on such business, assets, liabilities, results of operations or financial condition arising out of or attributable to (a) conditions or effects that generally affect the industries in which the Company or its Subsidiaries operate (including legal and regulatory changes), (b) general economic, social or political conditions affecting the United States, (c) Events resulting from changes affecting financial or capital market conditions in the United States (including in each of clauses (a), (b) and (c) above, any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, an act of  God or any governmental or other response to any of the foregoing, in each case whether or not involving the United States), (d) Events arising from changes in Governmental Rules or accounting principles after the date hereof, (e) Events relating to the announcement of the execution of this Agreement, the transactions contemplated hereby or the identity of Buyer, (f) Events resulting from compliance with the terms and conditions of this Agreement by the Sellers, the Company or its Subsidiaries or consented to in writing by Buyer, (g) any breach of this Agreement by Buyer or (h) Events resulting from any customers of the Company Parties terminating their relationship with the Company Parties or reducing the dollar value of purchases from the Company Parties, in each case after the date hereof, except that "Material Adverse Effect" shall include any impact or effects arising out of or attributable to the matters described in clauses (a) through (c) above to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately affected relative to other participants in the industries in which the Company and its Subsidiaries operate taken as a whole.
"Material Leased Real Property" is defined in Section 4.15(b).
"Material Real Property Lease" or "Material Real Property Leases" is defined in Section 4.15(b).
 "Multiemployer Plan" shall mean any "multiemployer plan" as such term is defined in Section 3(37) of ERISA.
"Option" shall mean any option to purchase Class A Interests granted under the Option Plan and subject to the terms of an Option Agreement.
"Option Agreements" shall mean each of those certain Option Certificates between the Company and each of the Optionholders listed on Annex B (the "Optionholders"), setting forth the terms of such Optionholder's right to purchase Class A Interests (each such right an, "Option"), including the Exercise Price thereof.
"Option Cancellation" shall mean the cancellation and payment of the Options pursuant to Section 1.07 hereof.
"Option Plan" shall mean the Aurora Products Group, LLC 2012 Equity Incentive Plan.
"Optionholders" shall have the meaning set forth in the definition of Option Agreements.
"Other Pre-Closing Tax Returns" is defined in Section 7.03(c).
"Outside Date" is defined in Section 9.10(a)(iv).
"Owned Real Property" is defined in Section 4.15(a).
"Parent" is defined in the preamble to this Agreement.
"Partners Group Sellers" means Partners Group Series Access LLC, Series 21 and Partners Group Private Equity (Master Fund), LLC.
"Pass-Through Taxes" means any Taxes imposed on the Company as a result of an obligation imposed by Governmental Rule to remit Taxes to a Governmental Authority on behalf of a Member with respect to such Member's allocable share of Company income or gain.
"Paul, Weiss" is defined in Section 7.05.
"Payment Notice" is defined in Section 7.03(n).
"Payoff Letters" is defined in Section 6.09.
"Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (whether or not subject to ERISA, but excluding any non-U.S. employee pension benefit plans) which is (i) maintained by the Company Parties for their employees or (ii) maintained by any ERISA Affiliate, with respect to which, in each case, the Company Parties have any current or potential liability.
"Permitted Liens" shall mean (i) mechanics', carriers', workmen's, repairmen's and other Liens arising or incurred in the ordinary course of business for amounts which are not yet due and payable or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (ii) Liens arising under original purchase price conditional sales contracts, equipment leases with third parties and liens securing rental payments under capital lease arrangements entered into in the ordinary course of business; (iii) Liens for Taxes and other governmental charges that are (x) not due and payable or (y) being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (iv) defects, easements, covenants, rights-of-way and other similar restrictions and imperfections of title, title exceptions, matters of record and encumbrances of the Real Property, that, individually or in the aggregate, do not materially detract from the value of the assets subject thereto or impair the continued use and operation of the Real Property in the conduct of the Company Parties' business as currently conducted; (v) matters which would be disclosed by current surveys of the Real Property so long as such matters, individually or in the aggregate, would not reasonably be expected to materially interfere with the present use of the Real Property; (vi) zoning, building, entitlement and other land use and environmental regulations; (vii) Liens arising by operation of Governmental Rule, including Liens arising by virtue of the rights of customers, suppliers, contractors and others having business dealings with the Company Parties in the ordinary course of business under general principles of commercial law; (viii) Liens securing Company Indebtedness repaid at or prior to the Closing Date that are released at or prior to Closing; (ix) licenses of Intellectual Property granted in the ordinary course of business; (x) other Liens, if any, that are not and would not reasonably be expected to be material to the use, occupancy or value of any of the real property or assets affected by such imperfections or Liens; (xi) Liens arising in the ordinary course of business under worker's compensation, unemployment insurance, social security, retirement and similar legislation and for which appropriate reserves have been established in accordance with GAAP; and (xii) those Liens marked as Permitted Liens on Schedule 9.17(b).
"Person" is defined in Section 2.04(f).
"Plans" is defined in Section 4.18.
"Post-Closing Plans" is defined in Section 7.02(c).
"Pre-Closing Tax Period" is defined in Section 7.03(a).
"Proceeding" is defined in Section 8.05.
"Proposed Closing Statement" is defined in Section 1.04(b).
"Purchase Price" is defined in Section 1.04(e).
"Real Property" is defined in Section 4.15(b).
"Real Property Leases" shall mean leases, subleases and other written agreements (including all amendments, extensions and modifications thereto and guarantees thereof, pursuant to which the Company Parties have the right to occupy or use any real property owned by others.
 "Release"  shall mean the spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping or disposal of any Hazardous Substance into surface water, ground water, soil, the land surface, subsurface or ambient air.
"Released Claims" is defined in Section 6.08(a).
"Released Party" or "Released Parties" is defined in Section 6.08(a).
"Remedial Action Threshold" is defined in Section 6.07(d).
"Remedial Actions" is defined in Section 6.07(d).
"Repaid Indebtedness" is defined in Section 1.03(b).
"Representatives" is defined in Section 7.04(a).
"Reverse Termination Fee" is defined in Section 9.10(b).
"Review Period" is defined in Section 1.04(c).
"Second Request" is defined in Section 6.07(b).
"Section 754 Election" is defined in Section 7.03(k).
"Section 754 Notice" is defined in Section 7.03(k).
"Seller" and "Sellers" are defined in the preamble to this Agreement.
"Seller Class A Interests" is defined in the Recitals.
"Seller Indemnitee" is defined in Section 8.01.
"Seller Interests" is defined in the Recitals.
"Seller Payroll Taxes" is defined in Section 7.03(n).
"Seller Related Parties" is defined in Section 6.08(a).
"Seller Reserve Amount" shall mean one million five hundred thousand dollars ($1,500,000).
"Seller Transaction Percentage" shall mean, with respect to any Seller, the pro rata portion of the Estimated Purchase Price paid to such Seller at Closing relative to the Estimated Purchase Price paid to all Sellers at the Closing, as set forth in the Disbursement Schedule.
"Seller Warranty Breach" is defined in Section 8.01(b)(i).
"Sellers' Representative" is defined in the preamble to this Agreement.
"Settlement Period" is defined in Section 8.04(c).
"Short-Period Return" is defined in Section 7.03(b).
"Specified Individual" is defined in Section 4.09(j).
"Stakeholder Transaction Percentage" shall mean, with respect to any Seller or Optionholder, as applicable, the pro rata portion of the Estimated Purchase Price paid to such Person at Closing relative to the Estimated Purchase Price paid to all Sellers and Optionholders at the Closing, as set forth in the Disbursement Schedule.
"Straddle Period" is defined in Section 7.03(d).
"Straddle Tax Period Tax Returns" is defined in Section 7.03(c).
"Subject Payment" is defined in Section 8.11.
"Subsidiary" shall mean any corporation, partnership, limited liability company or other legal entity of which the Company (either alone or through or together with any other Subsidiary) (A) directly or indirectly owns a majority of the outstanding share capital, voting securities or other equity interests or (B) is entitled, by Contract or otherwise, to elect, appoint or designate a majority of the members of the board of directors or other governing body of such legal entity.
"Tax" or "Taxes" shall mean any federal, state, local, or non-U.S. taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security, sales, use, transfer, registration, unclaimed property, ad valorem, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, (ii) all interest, penalties or additions to tax imposed with respect thereto, and (iii) any Liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee or successor liability, operation of Governmental Rule, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Governmental Rule) or otherwise.
"Tax Claims" is defined in Section 8.06(a)(iii).
"Tax Matter" is defined in Section 8.03(e).
"Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any elections, schedule or attachment thereto, and including any amendment thereof.
"Third Party Claim" is defined in Section 8.05.
"Threshold Amount" is defined in Section 8.07(a).
"Top 2014" is defined in Section 4.10.
"Top 2015" is defined in Section 4.10.
"Transaction Documents" means this Agreement and the confidentiality agreement between Buyer and the Seller originally dated December 19, 2013 and amended as of January 30, 2015 (the "Confidentiality Agreement").
"Transfer Taxes" is defined in Section 7.03(j).
"Treasury Regulations" shall mean the U.S. Department of Treasury regulations promulgated under the Code.
"WARN" is defined in Section 4.19(d).
"Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA (whether or not subject to ERISA, but excluding any non-U.S. employee welfare benefit plans) which is (i) maintained by the Company Parties for their employees or (ii) maintained by any ERISA Affiliate, with respect to which, in each case, the Company Parties have any current or potential liability.
"Withholding Amounts" is defined in Section 1.08.
"Working Capital" is defined in Section 1.04(a).
"Working Capital Target" is defined in Section 1.04(a).

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereto duly authorized, or in the case of individuals, by such person.
PARENT:
MATTHEWS INTERNATIONAL CORPORATION
By: /s/ Joseph C. Bartolacci
Name: Joseph C. Bartolacci
Title: President and Chief Executive Officer
BUYER:
THE YORK GROUP, INC.
By: /s/ Joseph C. Bartolacci
Name: Joseph C. Bartolacci
Title: Chairman and President

Signature Page to Purchase Agreement

COMPANY:
AURORA PRODUCTS GROUP, LLC
By: /s/ Michael Quinn
Name: Michael Quinn
Title: Chief Executive Officer

Signature Page to Purchase Agreement

SELLERS' REPRESENTATIVE:
KOHLBERG MANAGEMENT VII, L.P.
By:        Kohlberg GP Management VII, L.L.C.,
its General Partner

By: /s/ Christopher Anderson
Name: Christopher Anderson
Title: Vice President
SELLERS:
KOHLBERG PARTNERS VII, L.P.
By:        Kohlberg Management VII, L.P.,
its General Partner

By:        Kohlberg GP Management VII, L.L.C.,
its General Partner

By: /s/ Christopher Anderson
Name: Christopher Anderson
Title: Vice President
KOHLBERG INVESTORS VII, L.P.
By:        Kohlberg Management VII, L.P.,
its General Partner

By:        Kohlberg GP Management VII, L.L.C.,
its General Partner

By: /s/ Christopher Anderson
Name: Christopher Anderson
Title: Vice President
KOHLBERG INVESTORS VII-B, L.P.
By:        Kohlberg Management VII, L.P.,
its General Partner

By:        Kohlberg GP Management VII, L.L.C.,
its General Partner

By: /s/ Christopher Anderson
Name: Christopher Anderson
Title: Vice President
KOHLBERG INVESTORS VII-C, L.P.
By:        Kohlberg Management VII, L.P.,
its General Partner

By:        Kohlberg GP Management VII, L.L.C.,
its General Partner

By: /s/ Christopher Anderson
Name: Christopher Anderson
Title: Vice President

Signature Page to Purchase Agreement

KOCO INVESTORS VII, L.P.
By:        Kohlberg Management VII, L.P.,
its General Partner

By:        Kohlberg GP Management VII, L.L.C.,
its General Partner

By: /s/ Christopher Anderson
Name: Christopher Anderson
Title: Vice President
KOHLBERG TE INVESTORS VII, L.P.
By:        Kohlberg Management VII, L.P.,
its General Partner

By:        Kohlberg GP Management VII, L.L.C.,
its General Partner

By: /s/ Christopher Anderson
Name: Christopher Anderson
Title: Vice President
KOHLBERG TE INVESTORS VII-B, L.P.
By:        Kohlberg Management VII, L.P.,
its General Partner

By:        Kohlberg GP Management VII, L.L.C.,
its General Partner

By: /s/ Christopher Anderson
Name: Christopher Anderson
Title: Vice President

Signature Page to Purchase Agreement

/s/ Michael Quinn
 Michael Quinn

Signature Page to Purchase Agreement

PARTNERS GROUP SERIES ACCESS LLC, SERIES 21
By:        Partners Group US Management LLC, as its manager
By:        Partners Group (Guernsey) Limited, under power of attorney

By: /s/ Brett McFarlane
Name: Brett McFarlane
Title: Authorised Signatory
By: /s/ Lisa Crowson
Name: Lisa Crowson
Title: Director
PARTNERS GROUP PRIVATE EQUITY (MASTER FUND), LLC
By:        Partners Group (USA) Inc., as investment manager
By:        Partners Group (Guernsey) Limited, under power of attorney

By: /s/ Brett McFarlane
Name: Brett McFarlane
Title: Authorised Signatory
By: /s/ Lisa Crowson
Name: Lisa Crowson
Title: Director

Signature Page to Purchase Agreement

Annex A                                        Sellers; Seller Interests
Annex B                                        Optionholders

Section 1.03(b)(v)                                                      Repaid Indebtedness
Schedule 1.03(c)                                                      Additional Purchase Price Calculation
Section 1.04(a)                                        Working Capital and Working Capital Methodology
Section 2.05                                                      Title to Interests
Section 2.07                                                      Litigation
Section 3.06(a)                                        Blocker Ownership
Section 3.06(b)                                        Blocker Class A Interests
Section 3.07(iii)                                                      Blocker Entities - Contracts
Section 3.07(v)                                        Blocker Entity Liabilities
Section 3.08                                                      Taxes as to the Blockers
Section 3.08(g)                                        Blocker Tax Returns
Section 4.04                                                      No Breach, Default, Violation or Consent.
Section 4.05(a)                                        Capitalization
Section 4.05(b)(i)                                                      Subsidiaries Ownership
Section 4.05(b)(ii)                                                      Subsidiaries – Other Equity Interests
Section 4.06(a)                                        Financial Statements
Section 4.06(b)                                        Company Liabilities
Section 4.06(c)                                        Capital Lease Agreements
Section 4.07(c)                                        Tax Matters
Section 4.07(f)                                                      Tax Matters
Section 4.07(g)                                        Tax Matters
Section 4.07(i)                                                      Tax Matters
Section 4.07(t)                                                      Tax Classification
Section 4.08                                                      Litigation
Section 4.09                                                      Absence of Certain Change and Events
Section 4.10                                                      Customers and Suppliers
Section 4.12                                                      Compliance with Governmental Rules; Governmental Orders
Section 4.13                                                      Business Permits
Section 4.14(a)                                        Compliance with Environmental Rules
Section 4.14(b)                                        Environmental – Proceedings
Section 4.14(c)                                        Environmental – Storage Tanks
Section 4.14(d)                                        Environmental Matters – PCBs/Asbestos
Section 4.14(e)                                        Hazardous Waste
Section 4.15(a)                                        Owned Real Estate
Section 4.15(b)                                        Leased Real Property
Section 4.15(c)                                        Subleases
Section 4.16                                                      Equipment
Section 4.17(b)                                        Intellectual Property
Section 4.18                                                      Employee Benefit Plans
Section 4.18(c)                                        Pension & Welfare Plans
Section 4.18(j)                                                      Pension & Welfare Plans
Section 4.18(l)                                                      Pension & Welfare Plans
Section 4.19(a)                                        Selected Employee Information
Section 4.19(b)                                        Personnel Matters
Section 4.19(c)                                        Personnel Matters
Section 4.19(d)                                        Compliance with Governmental Rules
Section 4.20                                                      Insurance
Section 4.21                                                      Other Material Business Agreements
Section 4.22                                                      Status of Business Agreements
Section 4.23                                                      Transactions with Related Parties
Section 4.28                                                      Inventory
Section 6.01(e)                                        Third Party Consents
Section 6.01(f)                                                      Termination of Affiliate Agreements
Section 6.01(h)                                        EBITDA
Section 6.03                                                      Interim Covenants
Section 6.06                                                      EBITDA Certificate
Section 7.04                                                      Confidentiality, Non-Competition and Non-Solicitation
Section 8.01(a)(v)                                                      Vanguard Indemnification
Section 8.07(a)                                        Threshold Amount
Section 8.07(b)                                        Indemnification Cap Amount
Section 9.17(a)                                        Canadian Loans and Canadian Grants
Section 9.17(b)                                        Permitted Liens